Exhibit 4.26

Execution Version

FINANCING AGREEMENT

Dated as of February 13, 2020

by and among

GRINDROD SHIPPING PTE. LTD.,
as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders,

and

SANKATY EUROPEAN INVESTMENTS III S.Á.R.L,
as Administrative Agent and Collateral Agent

- i -

- ii -

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders' Commitments
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(l)	Nature of Business
Schedule 6.01(r)	Environmental Matters
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(j)	Transactions with Affiliates
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions

Exhibit A	[Reserved]
Exhibit B	Form of Notice of Borrowing
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Compliance Certificate

- iii -

FINANCING AGREEMENT

Financing Agreement, dated as of February 13, 2020, by and among Grindrod Shipping Pte. Ltd. (Company Registration No. 200407212K), a company incorporated in Singapore (the "Borrower") having its registered address at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763, the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), Sankaty European Investments III S.Á.R.L. (Company Registration No. B183498), a private limited liability company incorporated in Luxembourg ("SEI") having its registered address at 4 Rue Lou Hemmer, L-1748 Luxembourg Findel, as collateral agent for the Lenders (in such capacity, together with its successors and permitted assigns, in such capacity, the "Collateral Agent"), and SEI, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of a Loan (such term and all other capitalized terms used but not defined in these Recitals or above have the meanings assigned to them in Section 1.01 below) in the aggregate principal amount of $35,833,333.34. The proceeds of the Loan made on the Effective Date shall be used (i) by the Borrower to pay all or a portion of the consideration needed to fund the Borrower's obligations in connection with that certain Share Purchase Agreement, dated on or about the date hereof (the "Share Purchase Agreement"), between the Borrower and Regiment Capital Ltd. (Company Registration No. 97328), an exempted company incorporated in the Cayman Islands with limited liability having its registered address at Ugland House, Grand Cayman, Cayman Islands, KY1-1104 ("Regiment"), (ii) to fund repayment in full of the Existing Demand Loans and (iii) to pay fees, costs and expenses related to the foregoing and to this Agreement and the Transactions. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth in this Agreement.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

Article I

DEFINITIONS; CERTAIN TERMS

Section 1.01         Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"A Class Shares" has the meaning specified for "A Shares" in the Amended Shareholders' Agreement.

"Account Debtor" means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable of such Person.

"Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold or leased and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

"Action" has the meaning specified therefor in Section 12.12.

"Additional Collateral" has the meaning specified therefor in Section 9.02(a).

"Administrative Agent" has the meaning specified therefor in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Borrower shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of the Borrower solely as a result of the Loan Documents.

"Agent" and "Agents" have the respective meanings specified therefor in the preamble hereto.

"Agreement" means this Financing Agreement, including all amendments, restatements, amendments and restatements, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Amended Shareholders' Agreement" means that certain Shareholders' Agreement, dated on or about the date hereof, by and among the Borrower, IVS and SEI.

"Anti-Terrorism Laws" means any Requirement of Law applicable to any Covered Entity relating to terrorism, economic sanctions or money laundering, including, without limitation, to the extent applicable, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951 – 1959) (the "Bank Secrecy Act"), (c) the USA Patriot Act, (d) Part II.1 of the Criminal Code, R.S.C. 1985 c.C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and regulations promulgated pursuant to the Special Economic Measures Act, S.C. 1992, c. 17 and the United Nations Act, R.S.C. 1985, c. U-2, (e) the laws, regulations and Executive Order No. 13224 administered by the United States Department of the Treasury's Office of Foreign Assets Control, (f) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (g) any similar laws enacted in the United States, Singapore or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Approved Broker" has the meaning specified in the Amended Shareholders' Agreement.

"Approved Finance" has the meaning specified in the Amended Shareholders' Agreement.

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee (with the consent of any Person required by Section 12.07), and accepted by the Collateral Agent (and the Administrative Agent, if applicable), in accordance with Section 12.07 hereof and substantially in the form of Exhibit E hereto or such other form reasonably acceptable to the Collateral Agent.

"Authorized Officer" means, with respect to any Person, a director, the chief executive officer, chief operating officer, chief financial officer, treasurer, controller or other financial officer performing similar functions, president, executive vice president, vice president, secretary or assistant secretary of such Person.

"Bankruptcy Code" means (a) the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended from time to time, and (b) the Companies Act, Chapter 50 of Singapore as it relates to bankruptcy, winding-up, receivership, judicial management, schemes of arrangement, and insolvency matters and, in each case, any successor statute (including, but not limited to, the Insolvency, Restructuring and Dissolution Act 2018 (No. 40 of 2018) when it comes into effect) or any similar federal or state laws for relief of debtors.

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Board of Directors" means, with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors or equivalent governing body of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the sole member or the managing member thereof, and (d) any other Person, the entity, individual, board or committee of such Person serving a similar function.

"Borrower" has the meaning specified therefor in the preamble hereto.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed for business in Luxembourg, New York City, New York or Boston, Massachusetts.

"CACIB Facility Agreement" means that certain Facility Agreement, dated on or about the date hereof, by and among IVS and Holdings, as joint and several borrowers, the owner guarantors party thereto, Crédit Agricole Corporate and Investment Bank and Hamburg Commercial Bank AG, Singapore Branch, as mandated lead arrangers, Crédit Agricole Corporate and Investment Bank, as account bank, facility agent and security agent and the other banks and financial institutions party thereto .

"Capitalized Lease" means, with respect to any Person, any lease of or other arrangement for Vessels conveying the right to use such Vessels by such Person as lessee which is (a) required under IFRS to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with IFRS.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or the Singapore Government or issued by any agency thereof and backed by the full faith and credit of the United States or Singapore, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of acquisition thereof rated P-1 by Moody's or A-1 by Standard & Poor's; (c) certificates of deposit, bankers' acceptances, overnight deposits and time deposits maturing not more than six months after the date of acquisition thereof, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within six months from the date of acquisition thereof.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the following shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III.

"Change of Control" means each occurrence of any of the following:

(a)          Holdings ceases to beneficially own (within the meaning of Rule 13d-5 under the Exchange Act), directly or indirectly, 100% of the aggregate outstanding voting power of the Equity Interests of the Borrower;

(b)          the Borrower fails at any time to own, directly or indirectly, free and clear of all Liens (other than Permitted Liens), at least 66.75% of the Equity Interests of IVS; or

(c)          Holdings ceases to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority by voting power of the Board of Directors of the Borrower.

"Collateral" means (i) all Equity Interests in IVS held by the Borrower and (ii) any loans or advances by the Borrower made to IVS (including any Shareholder Loan by the Borrower made to IVS), in each case, including all Proceeds thereof, upon which a Lien is granted or purported to be granted pursuant to any Security Document by such Person in favor of the Collateral Agent, for the benefit of Secured Parties, as security for all or any part of the Obligations.

"Collateral Agent" has the meaning specified therefor in the preamble hereto.

"Commitments" means, with respect to each Lender, the commitment of such Lender to make the Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Compliance Certificate" has the meaning specified therefor in Section 7.01(a)(v).

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes imposed in lieu of net income Taxes or branch profits Taxes.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing any Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Copyrights" means all domestic and foreign copyrights, whether registered or unregistered, including, without limitation, (i) any and all rights, whether now or hereafter arising, in any and all media (whether now or hereafter developed), in and to all original works of authorship fixed in any tangible medium of expression (including the foregoing rights in computer software and internet website content) now or hereafter owned, acquired, developed or used by the Borrower, (ii) all renewals and extensions thereof, (iii) copyright registrations and all applications in connection therewith (including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), (iv) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, and (v) the right to sue for past, present, and future infringements thereof.

"Coverage Ratio" means the ratio calculated as the Net Asset Value of the Collateral divided by the aggregate unpaid principal amount of the Loan.

"Covered Entity" means Holdings, the Borrower and the Borrower's Subsidiaries.

"Cure Period" has the meaning specified therefor in Section 9.02(a).

"Cure Right" has the meaning specified therefor in Section 9.02(a).

"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, judicial management, insolvency, reorganization, arrangement (by way of voluntary arrangement, scheme of arrangement or otherwise), administration or similar debtor relief law (including, without limitation, any proceeding under applicable corporate law seeking a compromise or arrangement of any debts of the corporation or a stay of proceedings to enforce any of the claims of the corporation's creditors against it) of the United States, Singapore or other applicable jurisdiction from time to time in effect.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Default Call Option" has the meaning specified therefor in the Amended Shareholders' Agreement.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, "Disposition" shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract resulting in the receipt by the Borrower of a cash payment or other consideration in exchange for any such events during any calendar year (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification) or (c) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by the Borrower.

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares, or (ii) solely at the discretion of the issuer thereof), pursuant to a sinking fund obligation or otherwise, or is redeemable (other than redemption in kind) at the option of the holder thereof (in each case, except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and Payment in Full of all other Obligations that are accrued and payable), in whole or in part, in cash on or prior to the date which is 91 days after the Final Maturity Date, (b) is convertible into or exchangeable for (i) Indebtedness or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is 91 days after the Final Maturity Date, or (c) provides for scheduled payments (other than redemption in kind) of cash dividends or distributions prior to the date which is 91 days after the Final Maturity Date; provided, however, that an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an "asset sale", insurance or similar loss or a "change of control" shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after a date that is 91 days after the Final Maturity Date.

"Document" shall have the meaning given to the term "document" in the Uniform Commercial Code.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"Effective Date" has the meaning specified therefor in Section 5.01.

"Employee Plan" means an "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of the Borrower or to which the Borrower has any liability (including any contingent liability with respect to any of its ERISA Affiliates).

"Environmental Actions" means any action, complaint, summons, citation, notice, directive, order, claim, litigation, judicial or administrative proceeding, judgment, letter, consent decree, or settlement from any Person or Governmental Authority alleging violations of any Environmental Law by the Borrower or any of its Subsidiaries or any Release of Hazardous Materials (a) from any assets, properties or businesses owned or operated by the Borrower or any of its Subsidiaries; or (b) onto any facilities which received Hazardous Materials generated, transported, treated, stored, or disposed of by the Borrower or any of its Subsidiaries.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (as it relates to exposure to Hazardous Materials), as such laws may be amended or otherwise modified from time to time, and any other environmental law or regulation in any applicable jurisdiction, Requirement of Law, permit, license or other legally binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or human health and safety (as it relates to exposure to Hazardous Materials) or Releases of any Hazardous Materials into the environment.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest (i) incurred as a result of any Environmental Action or in connection with any Release of Hazardous Materials resulting from the ownership, lease, sublease or other occupation of property, or the operation of the business, of the Borrower or any of its Subsidiaries or any of their respective predecessors in interest, or (ii) consisting of or relating to clean-up costs or corrective action, including any investigation, clean-up, removal, containment, monitoring or other remediation or response required of the Borrower or any of its Subsidiaries or any of their respective predecessors in interest by Environmental Laws.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equity Interests" means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Event of Default" has the meaning specified therefor in Section 9.01.

"Excess Permitted Refinancing" has the meaning specified therefor in the definition of "Permitted Refinancing".

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes imposed in lieu of net income Tax, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, Singapore withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case (x) to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, or (y) to the extent such Lender (A) is incorporated under the laws of Singapore or Luxembourg (and is a Treaty Lender) or (B) is a Treaty Lender, (c) Taxes attributable to such Recipient's failure to comply with Section 2.09 and (d) any U.S. federal withholding Taxes imposed under FATCA.

"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Existing Demand Loans" has the meaning specified therefor in the Amended Shareholders' Agreement.

"Fair Market Value" means with respect to any asset or property, the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm's length transaction not involving distress or necessity of either party; provided that, the Market Valuation of a Vessel may be deemed (at the Borrower's election in consultation with the Administrative Agent) to constitute Fair Market Value. Fair Market Value shall be determined in good faith by an Authorized Officer of the Borrower.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements or treaties entered into in connection therewith.

"Fee Letter" means the fee letter, dated as of the date hereof, by and among the Borrower and SEI.

"Final Maturity Date" means the earliest of (a) June 13, 2021, (b) the date of the acceleration of the Loans in accordance with the terms of this Agreement, and (c) the date of the Payment In Full of all Obligations and the termination of all Commitments.

"Financial Statements" means (a) the audited consolidated and combined balance sheet of Holdings for the Fiscal Year ended December 31, 2018 and the related consolidated and combined statement of operations and comprehensive loss, changes in stockholders' equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated and combined balance sheet of Holdings for the six (6) month period ended June 30, 2019, and the related consolidated statement of operations and comprehensive loss for the six (6) month period then ended.

"Fiscal Quarter" means any fiscal quarter of any Fiscal Year determined in accordance with the fiscal accounting calendar of Holdings.

"Fiscal Year" means the fiscal year of Holdings ending on December 31 of each year.

"Flow of Funds Agreement" means that certain Flow of Funds and Release of Security Agreement, dated on or about the date hereof, by and among the Borrower, Regiment, SEI, IVS, Crédit Agricole Corporate and Investment Bank, Crédit Agricole Corporate and Investment Bank, Singapore Branch, DVB Bank SE, Singapore Branch, Hamburg Commercial Bank AG and Showa Leasing Co., Ltd.

"Forward Freight Agreement" means with respect to any Person, any forward freight agreement or comparable swap, future or similar agreement or arrangement relating to derivative trading in freight or similar rates.

"Governing Documents" means, (a) with respect to any corporation or company, the memorandum, certificate or articles of incorporation and the bylaws, or the constitution (as defined in the Companies Act, Chapter 50 of Singapore) (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

"Governmental Authority" means any nation or government, any foreign, federal, state, provincial, territorial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency, authority, division or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

"Group" has the meaning specified therefor in the Amended Shareholders' Agreement.

"GSSA" means Grindrod Shipping (South Africa) Proprietary Limited (registration number: 1975/002219/07), a company duly incorporated and registered in accordance with the laws of South Africa.

"Hazardous Material" means (a) any element, compound or chemical that is defined, regulated or otherwise classified as a hazardous material, contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, or dangerous good under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; and (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials.

"Hedging Agreement" means any interest rate, foreign currency, commodity (including, without limitation, crude oil and bunker fuel) or equity, swap, collar, cap, floor, or forward rate agreement, Forward Freight Agreements or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and (without limiting the generality of any of the foregoing) specifically including any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, and currency exchange rate price hedging arrangements, and any confirmation executed in connection with any such agreement or arrangement.

"Holdings" means Grindrod Shipping Holdings Ltd. (Company Registration No. 201731497H), a company incorporated in Singapore.

"IBC" means Island Bulk Carriers Pte. Ltd. (Company Registration No. 201027074G), a company incorporated in Singapore having its registered address at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (joint venture of the Borrower and Rogers Shipping Pte. Ltd.).

"IFRS" means the International Financial Reporting Standards as issued by the International Accounting Standards Board and interpretations issued by the International Financial Reporting Committee from time to time, and any successor standards or bodies thereto.

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred and unpaid purchase price of property or services (other than trade payables, accrued expenses or similar obligations to a trade creditor or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 60 days after the date such payable was created (excluding any account payable that is outstanding for more than 60 days after the date such payable was created, if such account payable is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with IFRS)); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities of such Person, in respect of letters of credit, bankers' acceptances and similar facilities; (g) all obligations and liabilities of such Person under Hedging Agreements; (h) [reserved]; (i) all Contingent Obligations in respect of the foregoing; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person. The Indebtedness of any Person shall include the Indebtedness of any partnership of or a joint venture in which such Person is a general partner or a joint venture partner, unless such indebtedness is expressly made non-recourse to such Person.

"Indemnified Matters" has the meaning specified therefor in Section 12.15.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitees" has the meaning specified therefor in Section 12.15.

"Indemnity Agreement" means that certain Indemnity Agreement, dated on or about the date hereof, by and among SEI, Holdings, IVS and the Borrower.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

"Intellectual Property" means all Copyrights, Patents, Trademarks and Other Intellectual Property.

"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Borrower and its Subsidiaries (excluding IVS and its Subsidiaries) in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

"Internal Revenue Code" or "Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto).

"Investment" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Account Receivables arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with IFRS with the value of each Investment measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any return or distributions received by the Borrower and its Subsidiaries with respect thereto.

"IVS" means IVS Bulk Pte. Ltd. (Company Registration No. 201114306Z), a company incorporated in Singapore having its registered address at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763.

"IVS Distributions" means any dividends, repayments, repurchases or other distributions paid to the Borrower (or for the benefit of the Borrower) in respect of (a) any Equity Interest of IVS held by the Borrower, including its A Class Shares or any preference shares in IVS or (b) any loans or advances made to IVS and held by the Borrower (other than any repayment of Shareholder Loans made and prepaid in accordance with, and pursuant to, clause 4 of the Amended Shareholders' Agreement).

"IVS Event of Default" means, with respect to IVS, an Event of Default pursuant to Section 9.01(a), (f) or (g).

"Lender" and "Lenders" have the meanings specified therefor in the preamble hereto, and any other Person that is a party hereto pursuant to an Assignment and Acceptance.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Loan" means the loans made by the Lenders to the Borrower on the Effective Date pursuant to Section 2.01(a)(ii)

"Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower. As of the Effective Date, the "Loan Account" refers to the account described by the following: Bank: ING Luxembourg, Account Name: Sankaty European Investments III, S.á r.l., IBAN: LU080141149273003010, Swift: CELLLULL.

"Loan Document" means this Agreement, the Fee Letter, the Intercompany Subordination Agreement, any Perfection Certificate, any Security Document, and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

"LTPL" means Leopard Tankers Pte. Ltd. (Company Registration No. 201207263D), a company incorporated in Singapore having its registered address at 260 Orchard Road, The Heeren, #15-02, Singapore 238855 (joint venture of the Borrower and Vitol Shipping Singapore Pte. Ltd.) and its wholly owned subsidiaries.

"Management Accounts" means the management accounts of IVS required to be delivered pursuant to clause 5.3 of the Amended Shareholders' Agreement.

"Market Valuations" means desk-top valuations carried out by an Approved Broker based on the arm's-length sale of the Vessels for prompt delivery and for a price payable in full in cash at delivery.

"Material Adverse Effect" means a material adverse effect on any of (a) the operations, assets, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and its Subsidiaries (taken as a whole) to perform any of their payment obligations under the Loan Documents when due in the ordinary course of business, (c) the legality, validity or enforceability of this Agreement or any other material Loan Document, (d) the material rights and remedies, taken as a whole, of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on all or a substantial portion of the Collateral taken as a whole (except (i) as otherwise contemplated in, or permitted by, this Agreement or any other Loan Document or (ii) any failure of the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders as a direct result of any action or failure to act of the Collateral Agent).

"Matuku Facility Agreement" means that certain $27.0 million Facility Agreement, dated December 9, 2016, between Grindrod Limited, the Borrower, Grindrod Maritime LLC, DVB Bank SE Singapore Branch and DVB Bank SE, relating to one medium range tanker (Matuku).

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower contributes to, or is obligated to contribute to or to which the Borrower has any liability (including any contingent liability with respect to any of its ERISA Affiliates).

"Narrative Report" means, with respect to the financial statements for which such narrative report is required, (a) a narrative report describing the operations of Holdings in the form prepared for presentation to senior management thereof and (b) a financial report package including management's discussion and analysis of the financial condition and results of operations, in each case, for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period.

"Net Asset Value" means the value of the Collateral (including all Equity Interests of IVS and loans made to IVS, in each case, held by the Borrower), which shall be determined using the following formula: "Y multiplied by (W less X) plus Z", where Y is the shareholding percentage of the Borrower in IVS, Z is the amount determined under item (ii) of the definition of "Collateral" and where W and X are calculated as:

"W" means an amount equal to the aggregate market value of all of the Group's Vessels, based on Market Valuations, plus positive cash on the Group's accounts plus the book value of any other assets of the Group;

"X" means an aggregate value equal to the Group's liabilities, including, for the avoidance of doubt, the amount that is outstanding (including interest accrued up to the relevant date of calculation) in respect of the Approved Finance which is attributable to or assigned to the Group and mark-to-market adjustments related to financial instruments associated with the Approved Finance.

"Net Cash Proceeds" means with respect to (a) the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries and (b) any IVS Distribution, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable out-of-pocket and documented expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer Taxes paid by such Person or such Subsidiary in connection therewith and (iii) Taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

"Notice of Intent to Cure" means a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent, with respect to each period for which a Cure Right will be exercised, on the earlier of the date the financial statements required under Section 7.01(a)(ii) have been or were required to have been delivered with respect to the most recent end of such period, which certificate shall contain a computation of the applicable Event of Default and notice of intent to cure such Event of Default as contemplated under Section 9.02.

"Obligations" means all present and future indebtedness, obligations, and liabilities of the Borrower to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums, attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender may have paid or advanced on behalf of such Person to the extent provided for in this Agreement.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Currency" has the meaning specified therefor in Section 12.26.

"Other Intellectual Property" means all (i) trade secrets and other proprietary business information, including with respect to know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, ideas, concepts, methods, techniques, processes, proprietary information, technology, and formulae, and (ii) rights of publicity and privacy and other general intangibles of like nature, including, without limitation, in each case, now or hereafter owned, acquired, developed or used by any Grantor, including all rights therein and all applications for registration or registrations thereof, in each case, to the extent the foregoing are protectable under applicable Requirements of Law.

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

"Paid In Full," "Pay In Full," "Paying In Full" or "Payment In Full" means, with respect to the Obligations, the payment in full, in cash, of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), and the termination of all Commitments relating to the Obligations.

"Participant Register" has the meaning specified therefor in Section 12.07(g).

"Patents" means (i) all domestic and foreign letters patent, patents and patent applications now or hereafter owned, acquired, developed or used by the Borrower, design patents, utility patents, industrial designs, now existing or hereafter acquired, all applications, registrations, recordings thereof and all continuations, divisionals, continuations-in-part, re-examinations, reissues, extensions and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, and (iii) the right to sue for past, present, and future infringements thereof.

"Payment Office" means the Administrative Agent's office located at Devonshire House, Mayfair Place, London W1J 8 AJ, United Kingdom, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Perfection Certificate" means a certificate in form and substance reasonably satisfactory to the Collateral Agent providing information with respect to the property of the Borrower.

"Permitted Bareboat Sale and Leaseback" means a Sale and Leaseback Transaction whereby Vessels of the Borrower or any of its Subsidiaries are sold and leased back on a bareboat charter basis in the ordinary course of business.

"Permitted Cash Expatriation" means, subject to Section 7.01(n), (i) the return of up to ZAR351,000,000 of capital by GSSA to Holdings in cash and/or in specie (being amounts at present due from the Borrower to GSSA) and (ii) any receipt by the Borrower of such capital, or a portion thereof, from Holdings in cash, as an unsecured and subordinated loan from Holdings to the Borrower and/or as consideration for the issuance of Equity Interests in the Borrower to Holdings.

"Permitted Disposition" means:

(a)        sales and other dispositions of Account Receivables, inventory and other current assets in the ordinary course of business and any charter-out of a Vessel or contract of affreightment entered into in the ordinary course of business for cash or Cash Equivalents;

(b)          licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business and the transfer, assignment, cancellation, abandonment or other disposition of Patents, Trademarks, Copyrights or Other Intellectual Property rights which are, in the judgment of the Borrower, no longer economically practicable to maintain, no longer used or no longer useful in the business of the Borrower or any of its Subsidiaries;

(c)          leasing, assigning, subleasing, chartering or bareboat chartering of assets (including in respect of Vessels and Real Property) in the ordinary course of business;

(d)          the (i) expiration of any contract, contract right or other agreement in accordance with its terms and (ii) the termination by the Borrower or any of its Subsidiaries of contracts (including, without limitation, Hedging Agreements) in the ordinary course of business;

(e)          the disposition, use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents and the conversion of Cash Equivalents into cash or other Cash Equivalents;

(f)           the disposition, sale or discount of Accounts Receivable in connection with the collection or compromise thereof in the ordinary course of business;

(g)          any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(h)          Permitted Intercompany Dispositions;

(i)           disposition of obsolete, surplus or worn-out property or equipment in the ordinary course of business;

(j)          to the extent deemed a Disposition and without any duplication, the granting of a Permitted Lien and/or the exercise of any rights thereunder;

(k)          to the extent deemed a Disposition and without any duplication, the making of a Permitted Investment (including any Permitted Intercompany Investment);

(l)           any involuntary loss, damage or destruction of property;

(m)         the issuance and sale by Holdings of its Qualified Equity Interests in the Borrower after the date hereof solely to the extent no Change of Control of the Borrower results therefrom;

(n)          Investments permitted by Section 7.02(e);

(o)          Dispositions (other than with respect to any of the Collateral) satisfying the following conditions:

(i)          the Borrower or any of its Subsidiaries, as the case may be, receives consideration at the time of such Disposition at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii)         immediately before and after giving effect to such Disposition, no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)        at least 75.00% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents and is not used to pay any principal of or interest or premium on any Indebtedness of the Borrower or any of its Subsidiaries that is junior or subordinated in right of payment to all Indebtedness of the Borrower under the Loan Documents; provided that, in respect of the sale of any Vessel or Vessel owning entity only, (i) the amount of any third party debt and liabilities (as shown on the Borrower's or such Subsidiary's most recent balance sheet) of the Borrower or such Subsidiary that are assumed in full by the transferee of any such Vessel or Vessel owning entity shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose and (ii) any consideration that is paid directly to a lender which provided asset-based financing secured against such Vessel or Vessel owning entity, shall be deemed to have been first received by the Borrower or such Subsidiary.

(p)          Permitted Bareboat Sale and Leasebacks.

"Permitted Indebtedness" means:

(a)          any Indebtedness owing to any Secured Party under this Agreement and the other Loan Documents;

(b)          any Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing thereof;

(c)          [reserved];

(d)          [reserved];

(e)          Indebtedness to the extent constituting Permitted Investments;

(f)          Indebtedness incurred in the ordinary course of business under performance, surety, statutory and appeal bonds and similar obligations and Contingent Obligations in respect thereof;

(g)         Indebtedness (i) owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period or (ii) in respect of workers' compensation claims, self-insurance obligations and bankers' acceptances;

(h)          the incurrence by the Borrower or its Subsidiaries of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Person's operations and not for speculative purposes;

(i)          Indebtedness incurred by the Borrower or any of its Subsidiaries arising from any indemnification obligation, adjustment of purchase price, non-compete, earn-out or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with the consummation of one or more Permitted Dispositions; provided, that any Indebtedness in respect of such earn-out or similar obligations must constitute Subordinated Indebtedness;

(j)          Indebtedness of the Borrower incurred in connection with the purchase of Equity Interests from former employees, officers, directors or any spouses, ex-spouses or estates of any of the foregoing so long as such Indebtedness is unsecured and has been expressly subordinated in right of payment to all Indebtedness of the Borrower under the Loan Documents by documentation that is in form and substance reasonably satisfactory to the Administrative Agent;

(k)         the Permitted Cash Expatriation;

(l)          Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements;

(m)          Indebtedness in respect of (i) netting services, overdraft protections, automatic clearinghouse and similar arrangements and otherwise in connection with deposit accounts and (ii) credit cards, credit card processing services, debit cards, stored value cards, purchase cards, overdraft facilities or other similar cash management services, in each case, on an unsecured basis and incurred in the ordinary course of business;

(n)          Indebtedness arising from endorsements of checks, drafts or other items of payment for collection or deposit in the ordinary course of business or constituting guaranties, endorsements or other liabilities incurred in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees;

(o)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;

(p)          Contingent Obligations and other guaranties by the Borrower of the Indebtedness of another Person, to the extent such Contingent Obligation or guarantied Indebtedness of such other Person is otherwise Permitted Indebtedness; provided, that if such Indebtedness constitutes Subordinated Indebtedness, such Contingent Obligations and other guaranties must also constitute Subordinated Indebtedness;

(q)         [reserved];

(r)          Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the replacement (through construction, acquisition, lease or otherwise) of one or more Vessels upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (collectively, a "Total Loss") in an aggregate principal amount not to exceed the outstanding principal amount of the existing Indebtedness on and secured by the Vessel subject to the Total Loss;

(s)         [reserved];

(t)          Indebtedness relating to the judgments or awards (or appeal bonds relating thereto) (other than for the payment of taxes, assessments or other governmental charges) not giving rise to an Event of Default under Section 9.01(j);

(u)         Indebtedness of the Borrower or any of its Subsidiaries incurred in relation to charters in of period, short period and spot Vessels in the ordinary course of business;

(v)        [reserved];

(w)         the incurrence by the Borrower of asset-based financings for the purchase of Vessels incurred in connection with an Investment permitted pursuant to clause (n) of the definition of "Permitted Investments" which is secured, in respect of assets of the Borrower, solely against the Vessel(s) purchased by the Borrower and any Vessel Related Assets in the ordinary course of business in an aggregate amount not to exceed 60% of the Fair Market Value of such Vessel(s) at the time incurred; provided that, (i) no Default or Event of Default exists or would occur as a result thereof, and (ii) the Borrower is in pro forma compliance with Section 7.03;

(x)          to the extent constituting Indebtedness, transactions permitted by clause (c) of the definition of "Permitted Dispositions";

(y)          the incurrence by the Borrower or any of its Subsidiaries of additional Indebtedness in an aggregate amount at any time outstanding not to exceed $20,000,000;

(z)          Permitted Bareboat Sale and Leasebacks; and

(aa)       guaranties by Holdings of Indebtedness incurred pursuant to clause (w) above.

"Permitted Intercompany Dispositions" means Dispositions of assets (other than any Collateral, including Equity Interests of IVS or loans or advances made to IVS) (a) to the Borrower from its Subsidiaries or (b) between Subsidiaries of the Borrower (other than by IVS or its Subsidiaries to Subsidiaries of the Borrower other than IVS or its Subsidiaries).

"Permitted Intercompany Investment" means advances, loans or other Investments made by (a) a Subsidiary (other than IVS or its Subsidiaries) of the Borrower to or in the Borrower, so long as the parties thereto are party to the Intercompany Subordination Agreement, (b) a Subsidiary of the Borrower to or in a Subsidiary of the Borrower (other than by IVS or its Subsidiaries in Subsidiaries of the Borrower other than IVS or its Subsidiaries to the extent not expressly permitted under the Amended Shareholders' Agreement), (c) the Borrower to or in GSSA, so long as (x) no Default or Event of Default is occurring or would immediately result therefrom, and (y) such advances, loans or other Investments are (i) in the ordinary course of business and (ii) relate to technical, administrative and commercial operations performed by GSSA for the Borrower and its Subsidiaries, in each case under this clause (c), not to exceed $5,000,000, (d) the Borrower to or in a Subsidiary of the Borrower or (e) the Borrower to or in IVS or IVS' Subsidiaries pursuant to the Amended Shareholders' Agreement, so long as, solely with respect to clause (d), (i) the aggregate amount of all such loans, advances and other Investments made by the Borrower does not exceed $20,000,000 at any one time outstanding, (ii) no Default or Event of Default exists or would occur as a result thereof, (iii) the Borrower is in pro forma compliance with Section 7.03 and (iv) such advances, loans or other Investments are used solely for cash management in respect of Vessels in the ordinary course of business.

"Permitted Investments" means:

(a)          Investments in cash and Cash Equivalents;

(b)          Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)          deposits, prepayments and advances made in connection with purchases of goods or services in the ordinary course of business (including, without limitation, transfer pricing charges and cost-sharing arrangements among the Borrower and its Subsidiaries incurred in the ordinary course of business);

(d)          Investments received in settlement, litigation or enforcement of amounts due to the Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to the Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor, the good faith settlement of delinquent Account Receivables in the ordinary course of business, received in compromise or resolution of litigation, arbitration or other disputes, or upon the foreclosure or enforcement of any Lien in favor of the Borrower or its Subsidiaries;

(e)          Investments existing on the date hereof, as set forth on Schedule 7.02(e) and any modification, renewal or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such Investment (other than such Investments in and with respect to TVS, IBC (so long as not wholly-owned by the Borrower and/or any of its Subsidiaries), PSL and LTPL, which shall be limited to such Investments outstanding as of the Effective Date) or as otherwise constituting a Permitted Investment;

(f)           Permitted Intercompany Investments;

(g)          [reserved];

(h)          [reserved];

(i)          loans and advances to employees, officers, directors and to sales representatives of the Borrower and its Subsidiaries in each case made in the ordinary course of business; provided that the aggregate principal amount of all such loans and other advances shall not exceed $100,000 in the aggregate at any one time outstanding (it being understood that monthly prepaid commissions to independent sales representatives are not considered loans or advances for purposes hereof);

(j)           [reserved];

(k)          [reserved];

(l)           payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business in an amount not to exceed $1,000,000 at any time outstanding;

(m)         Investments held by a Person acquired after the Effective Date or of a Person merged or amalgamated with or into a Borrower in accordance with Section 7.02(c)(i) after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n)          the purchase of Vessels by the Borrower in the ordinary course of business and for an aggregate purchase price not to exceed $60,000,000; provided that, (i) no Default or Event of Default exists or would occur as a result thereof, and (ii) the Borrower is in pro forma compliance with Section 7.03;

(o)          [reserved];

(p)          loans, advances, guaranties and Investments constituting Indebtedness permitted by Section 7.02(b) (including Hedging Agreements to the extent constituting Investments);

(q)          Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower (or any direct or indirect parent of the Borrower);

(r)         security deposits provided to landlords, utility companies and governmental authorities in the ordinary course of business;

(s)         loans to any direct or indirect parent company of the Borrower in lieu of any payment permitted to be made to any indirect parent company of the Borrower pursuant to Section 7.02(h);

(t)          loans to employees of the Borrower to enable them to purchase Equity Interests of the Borrower or one of its Subsidiaries, so long as the transaction is consummated on a non-cash basis;

(u)          to the extent constituting Investments, deposit accounts, securities accounts and commodities accounts maintained by the Borrower or any of its Subsidiaries; and

(v)         equity Investments by the Borrower in any Subsidiary of the Borrower which is required by law to maintain a minimum net capital requirement or as may otherwise be required by applicable law.

"Permitted Liens" means:

(a)          Liens securing the Obligations;

(b)          Liens for Taxes, assessments, levies and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c)          Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, landlords' and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days and are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by IFRS shall have been made therefor;

(d)          Liens described on Schedule 7.02(a); provided that (i) other than as permitted by clause (e) of this definition below, no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than pursuant to a Permitted Refinancing;

(e)          subject to the prepayment requirements set forth in Section 2.05(c)(vi), Liens on cash or deposit account balances in an amount necessary or required to comply with a loan to value ratio or other financial covenant under the definitive documents for any Permitted Indebtedness; provided that, (i) no Default or Event of Default exists or would occur as a result thereof, and (ii) the Borrower is in pro forma compliance with Section 7.03;

(f)          deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations in respect of customs, stay, performance, utility, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due or, if past due, are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by IFRS shall have been made therefor;

(g)          encroachments, easements, covenants, conditions, restrictions, zoning restrictions and similar encumbrances on Real Property and irregularities in the title thereto that do not (x) secure obligations for the payment of money (other than with respect to real estate taxes or mechanics' liens with respect to amounts not yet due and payable) or (y) materially impair the value of such property or its use by the Borrower or any of its Subsidiaries in the normal conduct of such Person's business;

(h)          Liens of landlords and mortgagees of landlords (i) arising by statute, common law or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the Real Property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with IFRS;

(i)          [reserved];

(j)          any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement entered into in the ordinary course of business;

(k)          licenses, sublicenses, leases and subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower;

(l)           judgment liens (other than for the payment of Taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(m)         rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(n)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(o)          Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such financing is permitted under the definition of Permitted Indebtedness;

(p)          Liens securing Indebtedness permitted under clauses (h), (r) and (w) of the definition of "Permitted Indebtedness", so long as (i) no such Lien may exist on the Collateral, (ii) in the case of Liens securing Indebtedness permitted under clause (h) of the definition of "Permitted Indebtedness", such obligations are not overdue by more than 30 days and are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by IFRS shall have been made therefor and (iii) in the case of Liens securing Indebtedness permitted under clause (r) of the definition of "Permitted Indebtedness", such Liens are only on the applicable replacement Vessel and its Vessel Related Assets to the extent such Lien is granted on market terms and conditions in the ordinary course of business;

(q)          Liens arising from precautionary Uniform Commercial Code financing statements filed under any operating lease permitted by this Agreement;

(r)           Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;

(s)          Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t)           Liens in favor of insurers (or other Persons financing the payment of insurance premiums) securing Indebtedness of the type described in clause (g) of the definition of "Permitted Indebtedness" financing the premiums payable in respect of insurance policies issued by such insurers; provided that such Liens attach solely to returned premiums in respect of such policies;

(u)          [reserved];

(v)          Liens incurred in the ordinary course of business of the Borrower or any of its Subsidiaries arising from Vessel chartering, drydocking, maintenance, repair, refurbish-ment or replacement, the furnishing of supplies and bunkers to Vessels and related assets, repairs and improvements to Vessels and related assets, masters', officers' or crews' wages and maritime Liens, in each case, solely to the extent such Liens are not incurred in respect of Indebtedness, and each such Lien is incurred in the ordinary course of operations of a Vessel;

(w)         Liens for general average and salvage incurred in the ordinary course of business and solely to the extent such Lien are and would continue to be covered by insurance policies; and

(x)          Liens incurred by the Borrower or any of its Subsidiaries with respect to obligations that do not exceed $5,000,000 at any one time outstanding.

"Permitted Refinancing" means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a)          after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (including accrued interest in connection therewith); provided however, in the case of any refinancing or modification of Indebtedness secured by a Vessel, the amount of such refinanced or modified Indebtedness shall be permitted up to 60% of the Fair Market Value of such Vessel securing such Indebtedness so long as the proceeds of any such Indebtedness incurred in an amount greater than the amount of Indebtedness outstanding immediately prior to such refinancing or modification (the "Excess Permitted Refinancing") shall be subject to the prepayment requirements set forth in Section 2.05(c)(iv);

(b)          such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

(c)          other than the Matuku Facility Agreement (which the extension, refinancing or modification of shall be required to be on market terms and conditions for such type of extension, refinancing or modification (as determined by the Borrower and the Administrative Agent) at the time of issuance or incurrence thereof), such extension, refinancing or modification is pursuant to terms that are not less favorable (taken as a whole) to the Borrower and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any), but excluding pricing, fees, rate floors or other provisions applicable only to periods after the Final Maturity Date, so long as such terms reflect market terms and conditions for such type of extension, refinancing or modification (as determined by the Borrower and the Administrative Agent) at the time of issuance or incurrence thereof) being extended, refinanced or modified (taken as a whole); and

(d)          the Indebtedness that is extended, refinanced or modified is not recourse to any Person that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"PIK Interest" means interest that is payable in kind by adding such interest to the unpaid principal amount of the Loan, whereupon from and after any such date such PIK Interest shall be deemed to be outstanding principal of the Loan.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

"Prepayment Premium" means, as of any date of determination, an amount equal to 4.00% times the principal amount of the Loan so prepaid or accelerated on such date.

"Pro Rata Share" means:

(a)          with respect to a Lender's obligation to make the Loan and the right to receive payments of interest, fees, premium and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Commitment, by (ii) the Total Commitment; provided that if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Loan and the denominator shall be the aggregate unpaid principal amount of the Loan; and

(b)          with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05) regarding a Lender, the percentage obtained by dividing (i) the unpaid principal amount of such Lender's portion of the Loan, by (ii) the aggregate unpaid principal amount of the Loan.

"Proceeds" means (a) all "proceeds" (as defined in Article 9 of the Uniform Commercial Code) with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) all distributions and dividends (including, without limitation, any distributions or dividends received in connection with the payment or repurchase of any Equity Interests).

"PSL" means Petrochemical Shipping. Ltd. (Company Registration No. 006586V), a company incorporated in the Isle of Man having its registered address at 33-37 Athol Street, Douglas, Isle of Man, IM1 1LB (joint venture of the Borrower and Engen Petroleum Ltd.).

"Qualified Cash" means, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower.

"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

"Quarterly Report" means the report contemplated by clause 5.3.7 of the Amended Shareholders' Agreement.

"Real Property" means all fee owned real property owned or leased by the Borrower.

"Recipient" means the Administrative Agent and any Lender.

"Refinancing Agreements" means (x) the CACIB Facility Agreement and (y) that certain Loan Agreement, dated on or about the date hereof, by and among IVS Bulk 10824 Pte. Ltd., as borrower, IVS, as guarantor and Showa Leasing Co., Ltd., as lender.

"Regiment" has the meaning specified in the Recitals hereto.

"Register" has the meaning specified therefor in Section 12.07(d).

"Registered Intellectual Property" means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

"Regulation T, U or X" means Regulation T, Regulation U and Regulation X, in each case, of the Board or any successor, individually or collectively, as the context requires, as the same may be amended or supplemented from time to time.

"Related Fund" means any Person (other than a natural person) or a fund or account that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the directors, officers, employees, agents, managers, advisors and representatives of such Person and of such Person's Affiliates.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the environment.

"Remedial Action" means all actions required by Environmental Laws taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities.

"Report" has the meaning specified therefor in Section 10.13(a).

"Reportable Compliance Event" means that any Covered Entity becomes a Sanctioned Person, or is indicted or arraigned for a violation of any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations that leads the Covered Entity to conclude that there is an actual violation of any applicable Anti-Terrorism Law.

"Reportable Event" means an event described in Section 4043(c) of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

"Required Lenders" means Lenders whose Pro Rata Shares (calculated in accordance with clause (b) of the definition thereof) aggregate more than 50%; provided that, if there is any Lender party hereto in addition to SEI, then "Required Lenders" means SEI.

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, local, municipal, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, or requirements of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Restricted Payments" has the meaning specified therefor in Section 7.02(h).

"Sale and Leaseback Transaction" means, with respect to the Borrower or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Borrower or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

"Sanctioned Country" means a country that is itself the subject of a sanctions program under any Anti-Terrorism Law.

"Sanctioned Person" means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing under any Anti-Terrorism Law.

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Secured Party" means any Agent and any Lender.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Security Agreement" means that certain Security Agreement, dated on or about the date hereof, between Grindrod Shipping Pte. Ltd., as chargor, and SEI, as collateral agent.

"Security Documents" means the Security Agreement and all stamp certificates, filings with the Accounting and Corporate Regulatory Authority of Singapore, pursuant to the Companies Act, Chapter 50 of Singapore, notices, acknowledgements, officer letters, authorisations and undertakings, proxies, letters of instruction, and constitutional amendments necessary to comply with the requirements under the Loan Documents.

"SEI" has the meaning specified therefor in the preamble hereto.

"Senior Officer" means, with respect to any Person, such Person's chief executive officer, chief financial officer, chief operating officer or President.

"Share Repurchase Mandate" means, for the purposes of Sections 76C and 76E of the Singapore Companies Act, Cap. 50, the exercise by the Board of Directors of Holdings of all of Holdings' powers to purchase or otherwise acquire issued ordinary shares in the capital of Holdings not exceeding at any time under this Agreement in the aggregate the Share Repurchase Prescribed Limit, at such price or prices as may be determined by the Board of Directors of Holdings from time to time, by way of market purchases on the NASDAQ Global Select Market and/or the Johannesburg Stock Exchange and in compliance with the requirements of Rule 10b-18 under the Exchange Act and under Rule 10b5-1 under the Exchange Act (if a plan is established thereunder), and, in all cases, in accordance with all laws and the regulations and rules of the NASDAQ Global Select Market or the Johannesburg Stock Exchange as may be applicable.

"Share Repurchase Prescribed Limit" means the number of issued ordinary shares of Holdings representing 10% of the total number of issued ordinary shares of Holdings outstanding from time to time.

"Share Purchase Agreement" has the meaning specified in the Recitals hereto.

"Shareholder Loan" has the meaning specified in the Amended Shareholders' Agreement.

"Solvent" means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its existing debts as they become absolute and matured, (c) such Person will be able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in the ordinary course of business, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Standard & Poor's" means Standard & Poor's Financial Services LLC, a division of S&P Global Inc. and any successor thereto.

"Subordinated Indebtedness" means Indebtedness of the Borrower the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Administrative Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of the Borrower under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, or (b) otherwise on terms and conditions reasonably satisfactory to the Administrative Agent and the Required Lenders.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with IFRS or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person; provided that, notwithstanding any of the foregoing, during such time as TVS or IBC are not wholly-owned by the Borrower and any of its Subsidiaries, each such entity shall not be deemed to be a "Subsidiary" of Holdings or the Borrower for the purposes of the Loan Documents (provided that upon TVS or IBC becoming wholly-owned by the Borrower and/or any of its Subsidiaries, such entity shall be immediately deemed to be a Subsidiary). References to a Subsidiary shall mean a Subsidiary of the Borrower unless the context expressly provides otherwise.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority in the nature of a tax, including any interest, additions to tax or penalties applicable thereto.

"Termination Event" means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes the Borrower or any of its ERISA Affiliates to incur liability under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA, (c) the filing of a notice of intent to terminate an Employee Plan in a non-standard termination or the treatment of an Employee Plan amendment as a non-standard termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

"Total Commitment" means the sum of the amounts of the Lenders' Commitments.

"Total Loss" has the meaning specified therefor in the definition of "Permitted Indebtedness".

"Trademarks" means all domestic and foreign trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks, brand names, certification marks, collective marks, logos, symbols, trade dress, assumed names, fictitious names and service mark applications, business names, d/b/a's, Internet domain names, trade styles, designs and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, acquired, developed or used by the Borrower, including (i) any registered trademarks, trademark applications, registered service marks and service mark applications, (ii) all applications and registrations thereof (including without limitation, applications and registrations in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof) and all reissues, (iii) all extensions, modifications and renewals thereof, (iv) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (v) the right to sue for past, present and future infringements and dilutions thereof and (vi) the goodwill of the Borrower's business symbolized by the foregoing or connected therewith.

"Transactions" means, collectively, (a) the funding of the Loans on the Effective Date, (b) the transactions contemplated by the Amended Shareholders' Agreement, the Share Purchase Agreement, the Refinancing Agreements, the Flow of Funds Agreement and the Indemnity Agreement and (c) the payment of all fees, costs, expenses, charges and other amounts incurred in connection with the foregoing.

"Treasury Regulations" means the United States Treasury regulations issued from time to time.

"Treaty" has the meaning specified therefor in the definition of "Treaty State."

"Treaty Lender" means a Lender which (a) is treated as a resident of a Treaty State for the purposes of a Treaty and (b) does not carry on a business in Singapore through a permanent establishment with which such Lender's participation in any Loan is effectively connected.

"Treaty State" means a jurisdiction having an avoidance of double taxation agreement (a "Treaty") with Singapore which makes provision for exemption from tax imposed by Singapore on interest.

"TVS" means Tri-View Shipping Pte. Ltd. (Company Registration No. 200614160N), a company incorporated in Singapore having its registered address at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (joint venture of the Borrower and Mitsui & Co. Financial Services (Asia) Ltd.).

"Uniform Commercial Code" or "UCC" has the meaning specified therefor in Section 1.04(b).

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006).

"Vessel" means one or more shipping vessels whose primary purpose is the maritime transportation of cargo or which are otherwise engaged, used or useful in any business activities of the Borrower and its Subsidiaries and which are owned by and registered (or to be owned by and registered) in the name of the Borrower or any of its Subsidiaries or operated or to be operated by the Borrower or any of its Subsidiaries pursuant to a lease or other operating agreement (including "Vessels" as defined in the Amended Shareholders' Agreement), in each case together with all related spares, equipment and any additions or improvements.

"Vessel Related Asset": (i) any insurance policies and contracts from time to time in force with respect to a Vessel, (ii) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (iii) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (iv) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer's or lessee's obligations under such charter, lease, Vessel purchase option or agreement, (v) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (vi) any building, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder's obligations under such contract and (vii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto, in each case, arising in the ordinary course of business on market terms and conditions.

"WARN" has the meaning specified therefor in Section 6.01(z).

"Withholding Agent" means the Borrower and the Administrative Agent.

Section 1.02         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and (f) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).

Section 1.03         Certain Matters of Construction. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by the Required Lenders or by each Lender affected thereby, or by all Lenders, as applicable, or is cured within any period of cure expressly provided for in this Agreement. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase "to the knowledge of the Borrower" or words of similar import relating to the knowledge or the awareness of the Borrower are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a Senior Officer of the Borrower or (ii) the knowledge that a Senior Officer would have obtained if such officer had engaged in good faith and diligent performance of such officer's duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of the Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04         Accounting and Other Terms.

(a)          Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under IFRS. For purposes of determining compliance with any incurrence or expenditure tests set forth in this Agreement, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof.

(b)          All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code" or the "UCC") and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are not defined herein and are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise reasonably determine, and when used to define a category or categories of the Collateral subject to a Lien granted under laws in effect in Singapore, such terms shall include the equivalent category or categories of property set forth in the filings with the Accounting and Corporate Regulatory Authority of Singapore. Notwithstanding the foregoing, and where the context so requires as a result of the Collateral being located in Singapore or the grantor of the security being organized in Singapore, (i) any term defined in this Agreement by reference to the "Code", the "UCC" or the "Uniform Commercial Code" shall also have any extended, alternative or analogous meaning given to such term in the equivalent Singapore law, in all cases for the extension, preservation or betterment of the Liens of the Collateral Agent in the Collateral, (ii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to filings with the Accounting and Corporate Regulatory Authority of Singapore, including, without limitation, where applicable, financing change statements, (iii) all references to the United States of America, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Singapore, or to any subdivision, department, agency or instrumentality thereof, and (iv) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Singapore.

Section 1.05         Time References. Unless otherwise indicated herein, all references to time of day refer to Central European Standard Time, as in effect in Luxembourg on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

Article II

THE LOANS

Section 2.01         Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth each Lender severally agrees to make the Loan to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Commitment.

(b)          Notwithstanding the foregoing, the aggregate principal amount of the Loan made on the Effective Date shall not exceed the Total Commitment. Any principal amount of the Loan which is repaid or prepaid may not be reborrowed.

Section 2.02         Making the Loans. (a) The Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit B hereto (a "Notice of Borrowing")), not later than 12:00 noon (Luxembourg time) on the date which is five (5) Business Days prior to the date of the Loan (or, in each case, such shorter period as the Administrative Agent may agree, in its sole discretion, to accommodate from time to time). Such Notice of Borrowing shall be revocable until 12:00 noon (Luxembourg time) one (1) Business Day prior to the date of the Loan and specify (i) the principal amount of the proposed Loan and (ii) the proposed borrowing date, which must be a Business Day, and, with respect to the Loan, must be the Effective Date. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on the authority of any Authorized Officer of the Borrower to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(a)          The Notice of Borrowing pursuant to this Section 2.02 shall be conditional on the substantially contemporaneous consummation of the other transactions contemplated by the Flow of Funds Agreement, the Share Purchase Agreement and the Amended Shareholders' Agreement.

(b)          Except as otherwise provided in this Section 2.02(c), the Loan under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03         Repayment of Loans; Evidence of Debt. (a) [reserved].

(b)          The outstanding unpaid principal amount of the Loan and all accrued and unpaid interest thereon (including PIK Interest) shall be due and payable on the earliest of (i) the date on which the Loan is declared to be due and payable pursuant to the terms of this Agreement and (ii) the Final Maturity Date. For the avoidance of doubt, payments pursuant to this Section 2.03(b) shall be subject to the Prepayment Premium.

(c)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)          The Administrative Agent shall maintain the Register in accordance with Section 12.07(d).

(e)          The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein unless within 30 days after the Administrative Agent or the applicable Lender makes such statement available to the Borrower, the Borrower shall deliver to the Administrative Agent, and such Lender if applicable, written objection thereto describing the error or errors contained in such statement; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or the Register, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the Register maintained pursuant to Section 2.03(d), the Register maintained pursuant to Section 2.03(d) shall govern and control.

(f)          Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered permitted assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the payee named therein and its registered permitted assigns.

Section 2.04         Interest.

(a)          [Reserved].

(b)          Loan. Each portion of the Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date such Loan is made until repaid, at a rate per annum equal to 7.50%, which shall be payable as PIK Interest and compounded quarterly (or at the option of the Borrower, payable in cash).

(c)          Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, automatically upon the occurrence and during the continuance of an Event of Default pursuant to Sections 9.01(a), (f) or (g) and at the election of the Administrative Agent or Required Lenders, upon the occurrence and continuance of any other Event of Default, and so long as written notice is provided by the Administrative Agent to the Borrower, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Borrower under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate. All interest and other amounts payable pursuant to this Section 2.04(c) shall be payable on demand.

(d)          Interest Payment. Interest on the Loan shall be payable quarterly, in arrears, on the first day of each quarter, commencing on the first day of the quarter following the quarter in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise), and any PIK Interest due on such date shall automatically be converted to principal on such date. Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(e)          General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05         Reduction of Commitment; Prepayment of Loans.

(a)          Reduction of Commitments. The Total Commitment shall terminate concurrently with the funding of the Loan on the Effective Date.

(b)          Optional Prepayment.

(i)          [Reserved].

(ii)         Loan. The Borrower may, at any time and from time to time, upon at least three (3) Business Days' prior written notice to the Administrative Agent, prepay the principal of the Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of (A) if such prepayment is made prior to the date that is six months following the Effective Date, accrued interest to the date of such payment on the amount prepaid plus all interest that would have been payable for the remainder of such six month period on the amount prepaid (for example, if the Loan is prepaid pursuant to this Section 2.05(b)(ii) on the three month anniversary of the Effective Date, the prepayment amount owed under this clause (A) shall be the accrued interest thereon plus an amount equal to an additional three months of interest) and (B) the Prepayment Premium payable in connection with such prepayment of the Loan. Each such prepayment shall be applied to the Loan ratably.

(iii)        Termination of Agreement. The Borrower may, upon at least five (5) Business Days' prior written notice to the Agents (or such shorter period that may be agreed to by the Agents), terminate this Agreement by Paying In Full to the Administrative Agent, in cash, the Obligations, plus the Prepayment Premium, if any, payable in connection with such termination of this Agreement; provided that such notice of termination may provide that it is conditioned upon the consummation of a transaction which is contemplated to result in a termination of this Agreement, in which event, such notice may be revoked or conditioned upon the consummation of such transaction. When all Obligations hereunder which are accrued and payable have been Paid In Full or satisfied, this Agreement shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

(c)          Mandatory Prepayment.

(i)          The Borrower shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) below in an amount equal to 100% of the Net Cash Proceeds received by the Borrower in connection with any IVS Distribution. Borrower shall direct such proceeds to be paid by IVS directly into the Loan Account as directed by the Administrative Agent whereby the Administrative Agent can apply such amounts towards prepayment of the Loan.

(ii)         The Borrower will immediately prepay the outstanding principal amount of the Loan upon (x) an Event of Default pursuant to Section 9.01(a), (f) or (g), (y) an IVS Event of Default or (z) termination of the Amended Shareholders’ Agreement (other than termination pursuant to clause 9 thereof).

(iii)        The Borrower will immediately prepay the outstanding principal amount of the Loan upon a Change of Control.

(iv)        Within three (3) Business Days of the receipt of any Net Cash Proceeds from the issuance or incurrence by the Borrower or any of its Subsidiaries of (x) any Indebtedness (other than Permitted Indebtedness) and (y) any Excess Permitted Refinancing, the Borrower shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) below in an amount equal to the lesser of 100% of the Net Cash Proceeds received by such Person in connection therewith and the outstanding amount of the Loans. The provisions of this Section 2.05(c)(iv) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(v)         Within three (3) Business Days of any payment permitted pursuant to clause (6) of the proviso to Section 7.02(m)(ii), the Borrower shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) below in an amount equal to the lesser of such payment and the outstanding amount of the Loans.

(vi)        Within three (3) Business Days of the creation or incurrence of any Lien permitted pursuant to clause (e) of the definition of "Permitted Liens", the Borrower shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) below in an amount equal to the lesser of the cash or deposit account balance to which such Lien applies and the outstanding amount of the Loans.

(d)          Application of Payments. Each prepayment pursuant to Section 2.05(c) above shall be applied ratably to the Loan, until paid in full. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected in writing with notice to the Borrower, or has been directed in writing by the Collateral Agent or the Required Lenders with notice to the Borrower, to apply payments and other proceeds of Collateral in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b). Notwithstanding the foregoing, any Lender may decline to accept any mandatory prepayment described above, in which case, the declined amount of such prepayment shall be distributed, first, to the prepayment of the Loan held by the Lenders that have elected to accept such declined amount based on their respective Pro Rata Shares and, second, any remaining amount may be retained by the Borrower.

(e)          Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) the Prepayment Premium payable in connection with such prepayment of the Loans and (iii) if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all other fees accrued to such date pursuant to Section 2.06.

(f)          Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06         Fees.

(a)          [Reserved].

(b)          Prepayment Premium. In the event of (i) an optional prepayment of the Loan or termination of this Agreement pursuant to Section 2.05(b), or (ii) a mandatory prepayment of the Loan pursuant to Section 2.05(c) or the termination of this Agreement at any time prior to or at the Final Maturity Date, for any reason, including (A) termination of this Agreement upon the election of the Required Lenders after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(f) or Section 9.01(g), automatically upon the occurrence thereof), (B) the foreclosure and sale of Collateral in accordance with the terms of the Loan Documents, (C) the sale of Collateral in any Insolvency Proceeding in accordance with the terms of the Loan Documents, or (D) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such prepayments or such termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, the Prepayment Premium measured as of the date of any such prepayment or termination, as applicable.

(c)          [Reserved].

(d)          Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.

Section 2.07         [Reserved].

Section 2.08         [Reserved].

Section 2.09         Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions or withholdings applicable to additional sums payable under this Section 2.09(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law (or, at the option of the Administrative Agent, timely reimburse it for any Other Taxes).

(c)          Without duplication of any obligation under Section 2.09(a), the Borrower shall indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          As soon as practicable after the payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.09, the Borrower shall deliver to the Administrative Agent the original or a copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Any Lender that is entitled to an exemption from or a reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Agent and/or the Borrower, at the time or times reasonably requested by the Administrative Agent and/or the Borrower, such properly completed and executed documentation reasonably requested by the Administrative Agent and/or the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Agent and/or the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Agent and/or the Borrower as will enable the Administrative Agent and/or the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (except the documentation in the next succeeding sentence) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender; provided, however, that each Lender and the Administrative Agent shall deliver such documentation prescribed by applicable law. Each Lender that is a Treaty Lender shall provide an original certificate of residence certified by the tax authority of the Lender's jurisdiction (e.g., the Luxembourg tax authority), in English, and clearly stating that the Lender is a resident of the foreign country for purposes of the Treaty and the year(s) in which the certificate of residency is applicable.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.

(f)          Each Lender shall be incorporated or formed in (i) Singapore, (ii) Luxembourg or (iii) a Treaty State and, with respect to sub-clauses (ii) and (iii) of this clause (f), such Lender shall be a Treaty Lender.

(g)          If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of, or credit with respect to, any Taxes as to which it has been indemnified pursuant to this Section 2.09 including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.09(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.09(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.09(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.09(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          If a payment made to a Lender under any Loan Document would be subject to U.S. withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agents as may be necessary for the Borrower and the Agents to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(i)          [reserved].

(j)          The obligations of the parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder until a date that is 30 days following the survival of the statute of limitations applicable to the relevant Tax. To the extent that the Borrower shall reasonably so request, the Administrative Agent shall deliver copies of any tax forms received by it from any Lender pursuant to this Section 2.09.

Section 2.10         Increased Costs and Reduced Return. (a) If any Secured Party shall have reasonably determined that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party to any Tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender (other than Taxes, duties or other charges that are (A) Indemnified Taxes, (B) Taxes described in any of clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition (other than Taxes) regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party (without double counting) such additional amounts as will compensate such Secured Party for such increase in costs or reductions in amount.

(b)          If any Secured Party shall have reasonably determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party's or such other controlling Person's capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Secured Party's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party's or such other controlling Person's capital.

(c)          A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and a reasonably detailed explanation of the calculation thereof, and such Secured Party's reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)          Failure or delay on the part of any Secured Party to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Secured Party's right to demand such compensation; provided that the Borrower shall not be required to compensate a Secured Party pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than twelve months prior to the date that such Secured Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Secured Party's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the twelve-month period referred to above shall be increased by the number of months in the period of retroactive effect).

(e)          The obligations of the Borrower under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

Article III

[reserved]

Article IV

APPLICATION OF PAYMENTS

Section 4.01         Payments; Computations and Statements. The Borrower will make each payment under this Agreement (other than payments of PIK Interest) not later than 12:00 noon (Luxembourg time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account. All payments received by the Administrative Agent after 12:00 noon (Luxembourg time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders, except as required by applicable law. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the applicable Lenders in accordance with their applicable Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document; provided that, prior to charging the Loan Account for any reimbursement of expenses under any Loan Document in the absence of a continuing Event of Default, the Administrative Agent shall provide the Borrower with three (3) Business Days' prior written notice describing such expenses in reasonable detail. Each of the Lenders and the Borrower agree that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing. The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent's discretion; provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrower with any amount due and payable under any Loan Document; provided that, prior to charging the Loan Account for any reimbursement of any expenses in the absence of a continuing Event of Default, the Administrative Agent shall provide the Borrower with three (3) Business Days' prior written notice describing such expenses in reasonable detail. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

Section 4.02         Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith (a) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (b) purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with the applicable provisions of this Agreement; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered) and (b) the provisions of this Section 4.02 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.02 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.03         Apportionment of Payments.  Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a)          All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof to the extent set forth in any written agreement among the Agents and the Lenders) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b)          After the occurrence and during the continuance of an Event of Default, upon the written direction of the Collateral Agent or the Required Lenders, the Administrative Agent shall apply all payments in respect of any Obligations and proceeds of the Collateral, subject to the provisions of this Agreement (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until Paid In Full; (ii) second, ratably to pay the Obligations in respect of any fees (other than the Prepayment Premium), expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full; (iii) third, ratably to pay interest then due and payable in respect of the Loan until paid in full; (iv) fourth, ratably to pay principal of the Loan until paid in full; (v) fifth, ratably to pay the Obligations in respect of the Prepayment Premium then due and payable to the Lenders until paid in full; (vi) sixth, to the ratable payment of all other Obligations then due and payable and (vii) seventh, to the Borrower or such other Person entitled thereto under applicable Requirement of Law.

(c)          In each instance, so long as no Event of Default has occurred and is continuing and except as otherwise expressly provided herein, Section 4.03(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Administrative Agent to be for the payment of Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Loan in accordance with the terms and conditions of Section 2.05.

(d)          For purposes of Section 4.03(b) (other than clause (viii) thereof), "paid in full" means, with respect to any Obligations, payment in cash or cash collateralization of all amounts owing under the Loan Documents in respect of such Obligations, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, Prepayment Premium, expense reimbursements and indemnities proceeding, except to the extent that default or overdue interest (but not any other interest) and fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (viii), "paid in full" means payment in cash of all amounts owing under the Loan Documents in respect of such Obligations according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, expense reimbursements and indemnities (specifically including in each case of the foregoing which would accrue after the commencement of any Insolvency Proceeding), whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e)          In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Article V

CONDITIONS TO LOANS

Section 5.01         Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to the Agents or waived by the Agents:

(a)          Payment of Fees, Etc. The Borrower shall have paid on or before the Effective Date all fees and all reasonable costs and expenses then payable pursuant to Section 2.06 and Section 12.04 to the extent invoiced one (1) Business Day prior to the date hereof (which amounts may be offset against the proceeds of the Loan).

(b)          Representations and Warranties; No Default or Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects) on and as of the Effective Date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects) on and as of such earlier date), and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms, immediately after giving effect to the Transactions.

(c)          Legality. The making of the Loan shall not contravene any law, rule or regulation applicable to any Secured Party.

(d)          Delivery of Documents. The Administrative Agent shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Administrative Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i)          this Agreement, duly executed by each of the parties thereto;

(ii)         each Security Document, including the original share certificates, transfers and stock transfer forms, promissory notes or loans required to be pledged thereunder and related to the pledge of the Equity Interests of IVS held by the Borrower prior to the consummation of the Share Purchase Agreement, accompanied by undated proper instruments of transfer, and other deliverables required to be delivered to the Collateral Agent and/or sent to any person pursuant to the Security Documents, and where applicable, duly executed by each party thereto;

(iii)        [reserved];

(iv)        (a) appropriate financing statements on Form UCC-1, as applicable, as may be desirable and in proper form for filing and (b) a letter of authorization issued by the Borrower and addressed to Allen & Gledhill LLP, legal advisers to the Lenders in Singapore, authorizing Allen & Gledhill LLP to file a statement containing the particulars of the Liens created by the Borrower under each Security Document with the Accounting and Corporate Regulatory Authority of Singapore pursuant to the Companies Act, Chapter 50 of Singapore;

(v)         the results of customary searches with the Accounting and Corporate Regulatory of Singapore against the Borrower any Liens created by the Borrower which have been lodged for registration with the Accounting and Corporate Regulatory of Singapore pursuant to the Companies Act, Chapter 50 of Singapore, as applicable, tax Liens or judgment Liens, as the Agents shall have reasonably requested, filed against the Borrower or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Collateral Agent);

(vi)        a Perfection Certificate, duly executed by the Borrower and completed in a manner reasonably satisfactory to the Collateral Agent;

(vii)       the Fee Letter;

(viii)      the Intercompany Subordination Agreement, duly executed by each of the parties thereto;

(ix)         a Notice of Borrowing (attached to which shall be the sources and uses disbursement instructions in connection with the Transactions);

(x)          a copy of the resolutions of the Borrower, certified as of the Effective Date by an Authorized Officer thereof, resolving that it is in its best interests to enter into the transactions contemplated by each Loan Document to which the Borrower is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith and authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents and the other Transactions to which the Borrower is or will be a party (B) the execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith and (C) a specified person or persons, on its behalf, to sign and/or deliver each Loan Document to which the Borrower is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xi)         a certificate of an Authorized Officer of the Borrower, certifying the names and true signatures of the representatives of the Borrower authorized to sign each Loan Document to which the Borrower is or will be a party and the other documents to be executed and delivered by the Borrower in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xii)        a certificate of the appropriate official(s) of the jurisdiction of organization certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of the Borrower and IVS in such jurisdiction;

(xiii)       a true and complete copy of the constitution and certificate of incorporation (each as defined in the Companies Act, Chapter 50 of Singapore) of the Borrower certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization or an Authorized Officer of the Borrower which shall set forth the same complete name of the Borrower as is set forth herein and the organizational number of the Borrower, if an organizational number is issued in such jurisdiction and it is common practice in such jurisdiction for such document to contain the organizational number;

(xiv)      a copy of the Governing Documents of the Borrower, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of the Borrower;

(xv)       (i) an opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Borrower, and (ii) an opinion of Wong Tan & Molly Lim LLC, Singapore counsel to the Borrower, in each case, as to such matters as the Collateral Agent may reasonably request;

(xvi)      a certificate of an Authorized Officer of the Borrower certifying as to the matters set forth in Section 5.01(b);

(xvii)     a copy of the Financial Statements described in Section 6.01(g) hereof;

(xviii)    a certificate of the chief financial officer of the Borrower, certifying as to the solvency of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions, which certificate shall be reasonably satisfactory in form and substance to the Administrative Agent;

(e)          Material Adverse Effect. Since December 31, 2018 there has not been a Material Adverse Effect.

(f)          Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loan or the conduct of the Borrower's business shall have been obtained and shall be in full force and effect.

(g)          Amended Shareholders' Agreement and Share Purchase Agreement. The Amended Shareholders' Agreement and the Share Purchase Agreement shall be in form and substance satisfactory to the Administrative Agent and substantially concurrently with the making of the Loan, the Administrative Agent shall have received fully executed and effective copies of the Amended Shareholders' Agreement and the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement shall have been consummated.

(h)          Refinancing Agreement. The Refinancing Agreements shall be on terms reasonably satisfactory to the Administrative Agent and consistent with the conditions and requirements in the Flow of Funds Agreement and substantially concurrently with the making of the Loan, the Administrative Agent shall have received fully executed and effectives copies of each Refinancing Agreement.

(i)          Sufficient Funds. Sufficient funds are or will be disgorged from the Loan to fund the repayments due under the Flow of Funds Agreement, including the purchase of the ordinary shares of Regiment pursuant to the Share Purchase Agreement.

(j)          Beneficial Ownership Certification. If the Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, the Agent and each Lender shall have received, at least five (5) Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower.

Section 5.02         Conditions Subsequent to Effectiveness. As an accommodation to the Borrower, the Agents and the Lenders have agreed to execute this Agreement and to make the Loan on the Effective Date notwithstanding the failure by the Borrower to satisfy the conditions set forth below on or before the Effective Date. In consideration of such accommodation, the Borrower agrees that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Borrower shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Borrower to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an immediate Event of Default, (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.02, and (iii) any time period set forth below may be extended by the Administrative Agent in its sole and absolute discretion):

(a)          Within five (5) Business Days after the Effective Date, any letters, notices, instructions, original share certificates, transfers and stock transfer forms, promissory notes or loans required to be pledged under the Security Documents and related to the pledge of the Equity Interests of IVS held by the Borrower following the consummation of the Share Purchase Agreement, accompanied by undated proper instruments of transfer, and other deliverables required to be delivered to the Collateral Agent and/or sent to any person pursuant to the Security Documents, and where applicable duly executed by each party thereto;

(b)          Within 30 days after the date of each Security Document, the registration of a statement containing the particulars of the Liens created by the Borrower under such Security Document in the prescribed form shall be filed with the Accounting and Corporate Regulatory Authority of Singapore; and

(c)          Within 14 days after the date of the Security Agreement, the payment of all applicable stamp duties in the Republic of Singapore shall be paid in respect of the execution of the Security Agreement.

Article VI

REPRESENTATIONS AND WARRANTIES

Section 6.01         Representations and Warranties. The Borrower hereby represents and warrants to the Agents and the Lenders as follows:

(a)          Organization, Good Standing, Etc. The Borrower (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby and the other Transactions, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(b)          Authorization, Etc. The execution, delivery and performance by the Borrower of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable material Requirement of Law or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)          Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by the Borrower of any Loan Document to which it is or will be a party other than (i) filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Effective Date, or that have otherwise been obtained and (ii) required filings with the SEC or any national (domestic or foreign) securities exchange.

(d)          Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which the Borrower is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

(e)          Capitalization. As of the Effective Date, after giving effect to the Transactions to occur on the Effective Date, the issued and outstanding Equity Interests of the Borrower and each of its Subsidiaries are as set forth on Schedule 6.01(e). All of the issued and outstanding shares of Equity Interests of the Borrower and each of its Subsidiaries have been validly issued and are fully paid. The Equity Interests of such Subsidiaries of the Borrower as stated in Schedule 6.01(e) are owned, directly or indirectly, by the Borrower free and clear of all Liens (other than Permitted Liens). Except as described on Schedule 6.01(e) or pursuant to the Amended Shareholders’ Agreement, there are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of the Borrower or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Borrower or any of its Subsidiaries.

(f)          Litigation. Except as set forth in Schedule 6.01(f), there is no pending or, to the actual knowledge of the Borrower, threatened in writing action, suit or proceeding affecting the Borrower or any of its properties before any court or other Governmental Authority or any arbitrator that could reasonably be expected to be adversely determined, and if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(g)          Financial Statements. The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated and combined financial condition of Holdings as at the respective dates thereof and the consolidated and combined results of operations of Holdings for the fiscal periods ended on such respective dates, have been prepared in accordance with IFRS, subject to footnote disclosures and year-end audit adjustments. Since December 31, 2018, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(h)          Compliance with Law, Etc. The Borrower is not in violation of (i) any of its Governing Documents, (ii) any material Requirement of Law, or (iii) any material term of any Contractual Obligation binding on or otherwise affecting it or any of its properties.

(i)          Pension Matters. The Borrower does not have any employees or any liabilities under any pension scheme. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Employee Plan is in compliance with ERISA and the IRC, (ii) no Termination Event has occurred or is reasonably expected to occur with respect to any Employee Plan, (iii)  no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (iv) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC. Neither the Borrower nor any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates will in the future incur any such withdrawal liability, except as could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect: neither the Borrower nor any of its ERISA Affiliates has (A) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (B) engaged in a transaction within the meaning of Section 4069 of ERISA or (C) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of the Borrower, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (1) any Employee Plan or its assets, (2) any fiduciary with respect to any Employee Plan, or (3) the Borrower or any of its ERISA Affiliates with respect to any Employee Plan.

(j)          Taxes, Etc.

(i)          All material tax returns required by applicable Requirements of Law to be filed by the Borrower have been filed, or extensions have been obtained, and all material Taxes, assessments and other governmental charges (whether or not shown as due and payable therein) have been paid, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien (other than a Permitted Lien) resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with IFRS.

(ii)         The Borrower is not required, as of the date of this Agreement, under the law applicable where it is incorporated or a resident or at the address specified in this Agreement to deduct or withhold any Taxes from any payment it may make under the Loan Documents.

(iii)        Under the law of the Borrower's jurisdiction of incorporation, it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents, save that (1) the statement containing particulars of charge in respect of the Security Agreement must be filed electronically with the Accounting and Corporate Regulatory Authority of Singapore within the prescribed timeline and (2) stamp fees of S$500 are payable in respect of the Security Agreement.

(k)          Regulations U and X. The Borrower is not or will not be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations U and X.

(l)          Nature of Business. The Borrower is not engaged in any business other than as set forth on Schedule 6.01(l) and business activities reasonably related, incidental or ancillary thereto.

(m)          [Reserved].

(n)          Permits, Etc. The Borrower has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except to the extent such suspension, revocation, impairment, forfeiture or non-renewal could not reasonably be expected to have a Material Adverse Effect and there is no claim that any thereof is not in full force and effect.

(o)          Properties.  The Borrower has good and marketable title to, valid leasehold interests in, or valid licenses to use, all tangible property and assets material to its business, free and clear of all Liens, except Permitted Liens and, solely as to leasehold interests, except to the extent the failure to have such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty (to the extent covered by insurance subject to a deductible) and condemnation excepted.

(p)          Full Disclosure. The Borrower has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Agents in connection with the negotiation of this Agreement or delivered hereunder contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading, in each case, when taken as a whole.

(q)          [Reserved].

(r)          Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 6.01(r), (i) the operations of the Borrower are in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by the Borrower or, to the knowledge of the Borrower, at any disposal or treatment facility which received Hazardous Materials generated by the Borrower and for which the Borrower could incur Environmental Liabilities and Costs; (iii) no Environmental Action is pending against the Borrower nor does the Borrower have actual knowledge or notice of any threatened Environmental Action against the Borrower; (iv) to the knowledge of the Borrower, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by the Borrower and for which the Borrower could incur Environmental Liabilities and Costs; (v) no property now or, to the knowledge of the Borrower, formerly owned or operated by the Borrower has been used as a disposal site for any Hazardous Material by the Borrower; (vi) in the past five (5) years, the Borrower has not failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any written Environmental Laws; and (vii) in the past five (5) years, the Borrower has not received any notification pursuant to any Environmental Laws that any work, repairs or construction are required to be made by the Borrower in respect of any of its properties as a condition of continued compliance with any Environmental Laws for which there are any ongoing obligations.

(s)          Insurance. The Borrower maintains the insurance and required services and financial assurance as required by Section 7.01(h).

(t)          Use of Proceeds. The proceeds of the Loan made on the Effective Date, shall be used (i) to pay all or a portion of the consideration needed to fund the Borrower's obligations in connection with the Share Purchase Agreement, (ii) to fund repayment in full of the Existing Demand Loans and (iii) to pay fees, costs and expenses related to this Agreement and the Transactions.

(u)          Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

(v)         [Reserved].

(w)          Intellectual Property. The Borrower owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have a Material Adverse Effect.

(x)          [Reserved].

(y)          Investment Company Act. The Borrower is not (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(z)          Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened in writing against the Borrower before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against the Borrower which arises out of or under any collective bargaining agreement, in each case that could reasonably be expected to have a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action against the Borrower or (iii) to the knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower, no union organizing activity taking place with respect to any of the employees of the Borrower and no union representing the interests of the Borrower's employees, in each case that could reasonably be expected to have a Material Adverse Effect. The Borrower has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from the Borrower on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(aa)         Security Interests. Each Security Document creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity. Upon the registration of a statement containing the particulars of the Liens created by the Borrower under the Security Agreement in the prescribed form with the Accounting and Corporate Regulatory Authority of Singapore within 30 days of the date of the Security Agreement and the execution and delivery of all notices, acknowledgments, letters, consents and other deliverables as required under the Security Agreement within the applicable deadlines specified therein (if any) and the payment of all applicable stamp duties in the Republic of Singapore in respect of the execution of the Security Agreement within 14 days from the date of the Security Agreement described in Section 5.01(d) such security interests in and Liens on the Collateral granted thereby shall be perfected, to the extent perfection can be accomplished through such filings, agreements or recordings, first priority security interests (subject to Permitted Liens), and, except as contemplated by any Security Document, no further recordings, notices or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens.

(bb)         Anti-Terrorism Law. As of the date of this Agreement, the date the Loan is made, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated, that to the Borrower's knowledge: (i) no Covered Entity (A) is a Sanctioned Person; (B) either in its own right or through any third party has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (C) either in its own right or through any third party does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws, (ii) no Loans are used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws; (iii) the funds used to repay the Obligations are not derived from any unlawful activity; and (iv) each Covered Entity is in material compliance with, and no Covered Entity either in its own right or through any third party engages in any dealings or transactions prohibited by any Anti-Terrorism Laws.

Article VII

COVENANTS OF THE BORROWER

Section 7.01         Affirmative Covenants. Until the Obligations are Paid In Full and all Commitments are terminated, the Borrower will, unless the Administrative Agent or the Required Lenders, as applicable, shall otherwise consent in writing:

(a)          Reporting Requirements. Furnish to each Agent and each Lender:

(i)          within 31 days after the end of each fiscal month of IVS (or 45 days after the end of each fiscal quarter of IVS, in the case of the Quarterly Report), the Management Accounts, all in substantially the same form delivered pursuant to clause 5.3 of the Amended Shareholders' Agreement and certified by an Authorized Officer of Holdings as fairly presenting, in all material respects, the financial condition of IVS and its Subsidiaries as at the end of such fiscal month and the results of operations and cash flows of IVS and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with IFRS, subject to the absence of footnotes and normal year-end adjustments and after the end of each fiscal quarter;

(ii)         to the extent Holdings is filing quarterly reports on Form 6-K with the SEC, within 45 days after the end of each fiscal quarter of Holdings, commencing with the first full fiscal quarter of Holdings following the Effective Date, consolidated balance sheets and related statements of financial position and profit or loss, and cash flows as at the end of such fiscal quarter, all in reasonable detail and certified by an Authorized Officer of Holdings as fairly presenting, in all material respects, the financial condition of Holdings as at the end of such fiscal quarter and the results of operations and cash flows of Holdings for such fiscal quarter and for such year-to-date period, in accordance with IFRS, subject to normal year-end adjustments, together with a Narrative Report; provided that, delivery within the time period specified above of the quarterly report on Form 6-K of Holdings filed with the SEC shall be deemed to satisfy the requirements of this Section 7.01(a)(ii);

(iii)        [reserved];

(iv)        within 120 days after the end of each Fiscal Year of Holdings, commencing with the Fiscal Year ending December 31, 2019, the consolidated balance sheet and related statements of financial position and profit or loss, changes in equity and cash flows of Holdings as at the end of such Fiscal Year, all in reasonable detail and prepared in accordance with IFRS, audited and accompanied by a report and an opinion of any independent certified public accountant of nationally or regionally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception, qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date of the Loans), together with a Narrative Report provided that, delivery within the time period specified above of the Annual Report on Form 20-F of Holdings filed with the SEC shall be deemed to satisfy the requirements of this Section 7.01(a)(iv);

(v)         simultaneously with the delivery of the Quarterly Report pursuant to clause (i) of this Section 7.01(a), a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit F hereto (the "Compliance Certificate") (A) stating that during the period covered by such Quarterly Report the signing Authorized Officer is not aware of any Event of Default or Default that has occurred and is continuing as of the date of such delivery, or, if such Authorized Officer is aware of any Event of Default or Default that has occurred and is continuing, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto, and (B) attaching a schedule showing the calculation of the financial covenant specified in Section 7.03;

(vi)        [reserved];

(vii)       [reserved];

(viii)      within seven (7) days of its adoption, a detailed operating and capital budget and cash flow forecast of IVS in respect of the next financial year;

(ix)         within five (5) Business Days after any Authorized Officer of the Borrower obtains actual knowledge thereof, notice of any filing or commencement of any action, suit or proceeding by or before any Governmental Authority against the Borrower;

(x)          within five (5) Business Days after actual knowledge of an Authorized Officer of the Borrower of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development that could reasonably be expected to have a Material Adverse Effect and the action which the Borrower proposes to take with respect thereto;

(xi)         to the extent a Material Adverse Effect could reasonably be expected to result: (A) as soon as possible and in any event within 10 days after the Borrower knows that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which the Borrower proposes to take with respect thereto, (B) promptly and in any event within 10 days after receipt thereof by the Borrower from the PBGC, copies of each notice received by the Borrower of the PBGC's intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan, (C) promptly and in any event within 10 days after the Borrower knows that a required installment within the meaning of Section 412 of the IRC has not been made when due with respect to an Employee Plan, (D) promptly and in any event within 10 days after receipt thereof by the Borrower from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA, and (E) promptly and in any event within 10 days after the Borrower sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by the Borrower;

(xii)        [reserved];

(xiii)       [reserved];

(xiv)      within five (5) Business Days after execution, receipt or delivery thereof, copies of any material notices that the Borrower executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, the Borrower;

(xv)       promptly after (A) the sending or filing thereof, copies of all financial statements and reports the Borrower sends to any holders of its Indebtedness, in such capacity, with an aggregate principal amount outstanding in excess of $10,000,000 or its securities or files with the SEC or any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of (1) any material notice regarding (x) any default or event of default or (y) the exercise of remedies in connection therewith, in each case, received from any holder of its Indebtedness and (2) any material amendment, supplement, forbearance, waiver, consent or other modification, in each case, of Indebtedness with an aggregate principal amount outstanding in excess of $10,000,000;

(xvi)      promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to the Borrower by its auditors in connection with any annual or interim audit of the books thereof;

(xvii)     [reserved]; and

(xviii)    promptly upon request, such other information concerning the condition or operations, financial or otherwise (including, without limitation, to the extent the Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to the Borrower), of the Borrower as any Agent may from time to time may reasonably request.

provided that nothing shall be required to be disclosed pursuant to this Section 6.01(a) (with the exception of Section 6.01(a)(i)), to the extent it contains material non-public information or would otherwise restrict the Administrative Agent (or its Affiliates) from trading in Holdings' Equity Interests, without the express prior written consent of the Administrative Agent.

(b)          [Reserved].

(c)          Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law (excluding, without limitation, all Environmental Laws, which are the subject of Section 7.01(j), below), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying, and cause each of its Subsidiaries to pay, before the same become delinquent all material Taxes, assessments and governmental charges shown as due, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with IFRS and (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with IFRS.

(d)          Preservation of Existence, Etc. Except as expressly permitted by Section 7.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its good standing in the jurisdiction of its organization, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to maintain and preserve such rights and privileges or to become or remain duly qualified and in good standing in a foreign jurisdiction could not reasonably be expected to have a Material Adverse Effect.

(e)          Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of annual financial statements in accordance with IFRS.

(f)          Inspection Rights. Subject to the limitations set forth in Section 2.06(c), permit, and cause each of its Subsidiaries to permit, the Agents and representatives of any Agent, together with representatives of any Lender, upon reasonable advance written notice (which notice shall not be required during the continuance of an Event of Default) at any reasonable time and from time to time during normal business hours, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, the Borrower hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (provided that representatives of such Person shall be given a reasonable opportunity to be present) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g)          Maintenance of Properties, Etc. (i) Maintain and preserve all of its tangible properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and (ii) comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies real property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

(h)          Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, commercial general liability and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated; provided that the Agents agree that the insurance maintained by the Borrower as of the Effective Date is satisfactory. If the Borrower fails to maintain such insurance, then any Agent may arrange for such insurance, but at the Borrower's expense and without any responsibility on either Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims; provided that, in the absence of an Event of Default that is continuing, the Collateral Agent shall provide the Borrower three (3) Business Days' prior written notice before arranging such insurance.

(i)          Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except where the failure to obtain, maintain and preserve could not reasonably be expected to have a Material Adverse Effect.

(j)          Environmental. (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens, except for deed restrictions and other institutional controls that are utilized in connection with any Remedial Action at such property; (ii) comply, and cause each of its Subsidiaries to comply, with all Environmental Laws; (iii) provide the Agents written notice reasonably promptly after becoming aware of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and thereafter take any Remedial Actions required pursuant to Environmental Law to abate said Release; and (iv) provide the Agents with written notice reasonably promptly after becoming aware of the receipt of any of the following: (A) written notice that an Environmental Lien has been filed against any property of the Borrower or any of its Subsidiaries, except for deed restrictions and other institutional control that are utilized in connection with any Remedial Action at such property; (B) commencement of any Environmental Action against the Borrower or any of its Subsidiaries; and (C) written notice of a violation, citation or other administrative order arising under any Environmental Law; except in each case of (i)-(iv) where such matters would not reasonably be expected to have a Material Adverse Effect.

(k)          Further Assurances. Take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments, or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, the Borrower (A) if the Borrower has failed to comply with its undertakings in this Section 7.01(k) after a written request therefor, authorizes each Agent to execute any such agreements, instruments, or other documents in the Borrower's name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of the Borrower, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of the Borrower prior to the date hereof.

(l)          [Reserved].

(m)         [Reserved].

(n)          Subordination. Cause all Indebtedness now or hereafter owed by it to any of its Affiliates (excluding (x) TVS, IBC (so long as not wholly-owned by the Borrower and/or any of its Subsidiaries), PSL and LTPL and (y) IVS and its Subsidiaries, and including Holdings only in respect of indebtedness, liabilities, and other obligations of the Borrower owing to Holdings in respect of any and all loans, or advances made by Holdings to the Borrower pursuant to the Permitted Cash Expatriation), to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders under the Loan Documents in accordance with a subordination agreement in form and substance reasonably satisfactory to the Collateral Agent.

(o)         [Reserved].

(p)          Fiscal Year. Cause the Fiscal Year of the Borrower and its Subsidiaries to end on the day described in the definition of "Fiscal Year" unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q)         [Reserved].

(r)          Lender Meetings. Upon the reasonable prior written request of the Administrative Agent at the direction of the Required Lenders, (i) participate in one telephonic meeting via conference call per Fiscal Quarter to discuss the financial statements delivered pursuant to Section 7.01(a)(ii) at such time as may be reasonably agreed to by the Borrower and the Administrative Agent, and (ii) participate in one in-person meeting per Fiscal Year at the Borrower's corporate headquarters (or such other location as may be reasonably agreed to by the Borrower and the Administrative Agent) at such time as may be reasonably agreed to by the Borrower and the Administrative Agent and the Borrower shall be liable for the reasonable expenses of such in-person meeting per Fiscal Year.

Section 7.02        Negative Covenants. Until the Obligations are Paid In Full and all Commitments are terminated, the Borrower shall not and shall not permit any of its Subsidiaries to, unless the Administrative Agent or the Required Lenders, as applicable, shall otherwise consent in writing:

(a)          Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

(b)          Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)          Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or make any Disposition, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired or permit any of its Subsidiaries to do any of the foregoing; provided, however, that:

(i)          any wholly-owned Subsidiary of the Borrower may be merged, consolidated, amalgamated or liquidated into the Borrower or another wholly-owned Subsidiary of the Borrower (other than IVS and its Subsidiaries); provided that (A) no other provision of this Agreement would be violated thereby, (B) the Borrower gives the Agents at least three (3) Business Days' prior written notice of such merger, amalgamation, liquidation, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, amalgamation, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing either before or immediately after giving effect to such transaction, and (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, amalgamation, liquidation, consolidation or amalgamation;

(ii)         [reserved];

(iii)        the Borrower and its Subsidiaries may make Permitted Dispositions; and

(iv)        any of the Borrower's Subsidiaries (other than IVS and its Subsidiaries) may wind-up, liquidate, or dissolve if (A) the governing body of such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, and (B) the value of such Subsidiary is immaterial to the Borrower, its Subsidiaries, and the Lenders or the assets of such Subsidiary are distributed to the Borrower or a wholly-owned Subsidiary of the Borrower.

(d)          Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business other than as described in Section 6.01(l), or acquire any material properties or assets that are not reasonably related to the conduct of such business activities; provided that this Section 7.02(d) shall not prohibit the Borrower or any of its Subsidiaries from engaging in business activities that are reasonably related, ancillary or incidental thereto.

(e)          Loans, Advances, Investments, Etc. Make, or permit any of its Subsidiaries to make, any Investment in any other Person except for Permitted Investments. For the avoidance of doubt, no advance, loan or other Investment shall be permitted to be made by the Borrower or any of its Subsidiaries in IVS (except as expressly permitted by the documents listed in clause (b) of the definition of "Transactions").

(f)          Sale and Leaseback Transactions. Enter into or permit any of its Subsidiaries to enter into any Sale and Leaseback Transaction other than a Permitted Bareboat Sale and Leaseback; provided that nothing herein shall restrict the Borrower or any of its Subsidiaries' ability to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real property in the ordinary course of business.

(g)          Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any of the Collateral for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents.

(h)          Restricted Payments.  (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of the Borrower, now or hereafter outstanding, (iv) return any Equity Interests to any shareholders or other equity holders of the Borrower or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (v) pay any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by the Borrower or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement (in each case excluding compensation, bonuses, and expense reimbursement under customary employment arrangements) to any of the shareholders or other equityholders of the Borrower or any of its Subsidiaries (collectively, "Restricted Payments"); provided, however,

(A)         any Subsidiary of the Borrower (other than IVS to the extent not permitted by the Amended Shareholders' Agreement) may make distributions to the Borrower to pay, and the Borrower may pay, or the Borrower or any Subsidiary (other than IVS to the extent not permitted by the Amended Shareholders' Agreement) may pay on behalf of itself or the Borrower (without duplication), amounts necessary to pay (i) customary director indemnification and expense reimbursement payments to the directors of any such Person, (ii) reasonable and customary fees to directors of the Borrower or any Subsidiary, (iii) fees and expenses relating to debt or equity offerings (whether or not successful), (iv) operating expenses and corporate overhead expenses of the Borrower and any Subsidiary in the ordinary course of its business and (v) financial and other reporting and similar customary administrative costs and expenses of the Borrower;

(B)         any Subsidiary of the Borrower (other than IVS to the extent not permitted by the Amended Shareholders' Agreement) may pay dividends or, in the case of a Subsidiary that is not a corporation, any similar distribution, to Borrower;

(C)         the Borrower may pay dividends in the form of Qualified Equity Interests;

(D)         [reserved];

(E)         [reserved];

(F)         so long as (i) no Default or Event of Default exists or would occur as a result thereof, and (ii) the Borrower is in pro forma compliance with Section 7.03, the Borrower may make Restricted Payments to Holdings in order for Holdings to purchase or otherwise acquire issued ordinary shares in the capital of Holdings by way of market purchase in accordance with Holdings' Share Repurchase Mandate, in an amount not to exceed $5,500,000;

(G)         the Borrower and its Subsidiaries (other than IVS to the extent not permitted by the Amended Shareholders' Agreement) may pay dividends and other distributions to the Borrower and its Subsidiaries so long as the proceeds of such dividend or distribution are used promptly to make a Permitted Investment permitted to be made by the Borrower or such Subsidiary hereunder; and

(H)         the Borrower may pay dividends and other distributions to Holdings in order for Holdings to (i) pay any taxes, directors costs, listing fees, administrative costs, legal and audit expenses or other costs, expenses or fees and (ii) fund annual dividends to the shareholders of Holdings, so long as the aggregate amount of all such dividends and other distributions paid by the Borrower to Holdings pursuant to this clause (H) does not exceed $5,000,000.

(i)          Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)          Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, and such transactions are fully disclosed to the Agents prior to the consummation thereof, (ii) transactions among the Borrower and its Subsidiaries (other than IVS to the extent not permitted by the Amended Shareholders' Agreement) in the ordinary course of business to the extent not otherwise prohibited by this Agreement, (iii) transactions permitted by Sections 7.02(b), 7.02(c), Section 7.02(e), Section 7.02(f), 7.02(h), 7.02(k), 7.02(l), 7.02(m), and transactions pursuant to the Loan Documents, (iv) sales of Qualified Equity Interests of the Borrower to Affiliates of the Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (v) reasonable and customary director and officer compensation, benefits and indemnification arrangements approved by the Board of Directors (or committee thereof) of the Borrower or applicable Subsidiary, (vi) the payment for or grant of stock options, restricted stock units or other equity related incentives to any director, officer or employee of the Borrower or any Subsidiary of the Borrower pursuant to a written plan or agreement approved by the board of directors of the applicable Person, (vii) the Transactions and transactions expressly permitted by the documents listed in clause (b) of the definition of "Transactions" and (viii) other transactions set forth on Schedule 7.02(j).

(k)          Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary of the Borrower (other than IVS and its Subsidiaries) (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by the Borrower or any of its Subsidiaries, (ii) to pay or prepay or subordinate any Indebtedness owed to the Borrower or any of its Subsidiaries, (iii) to make loans or advances to the Borrower or any of its Subsidiaries or (iv) to transfer any of its property or assets to the Borrower or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)         this Agreement, the other Loan Documents, the documents listed in clause (b) of the definition of "Transactions" and any related documents;

(B)         (i) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k) or (ii) the definitive documents for any Indebtedness incurred pursuant to clause (w) of the definition of "Permitted Indebtedness" (so long as the Borrower or such Subsidiary of the Borrower has provided prior written notice to the Administrative Agent of its compliance thereof), in each case, any extension, replacement or continuation of any such agreement; provided that any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C)         any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)         in the case of clause (iv), customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset;

(E)         in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(F)         customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets;

(G)         customary restrictions in contracts that prohibit the assignment of such contract; or

(H)          in the case of clause (iv), customary provisions in joint venture agreements and other similar agreements applicable to joint ventures.

(l)          Limitation on Issuance of Equity Interests. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants; provided that (i) the Borrower may issue Qualified Equity Interests so long as no Change of Control would result therefrom and (ii) any Subsidiary (other than IVS to the extent not permitted by the Amended Shareholders' Agreement) may issue Qualified Equity Interests to the Borrower and any other Subsidiary of the Borrower.

(m)          Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)          Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its Indebtedness or of any instrument or agreement relating to any such Indebtedness if such amendment, modification or change (v) would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, (w) would increase the interest rate applicable to such Indebtedness, (x) would add any covenant or event of default, (y) would change the subordination provision, if any, of such Indebtedness, or (z) would otherwise be materially adverse to the Lenders in any respect;

(ii)         except for the Obligations (and other Indebtedness to the extent such action is permitted under this Agreement), (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind and excluding, for the avoidance of doubt, any so-called "AHYDO" catch up payment), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing; provided that the Borrower may, (1) make payments with respect to Permitted Intercompany Investments constituting Indebtedness made by a Subsidiary owing to the Borrower, (2) make payments with respect to Permitted Intercompany Investments constituting Indebtedness made by the Borrower to a Subsidiary so long as such payment is not in violation of the subordination provisions applicable thereto, (3) make payments with respect to Permitted Intercompany Investments constituting Indebtedness made by the Borrower to GSSA, (4) convert such Indebtedness to Equity Interests (other than Disqualified Equity Interests) or otherwise set off obligations owing to the Borrower or any Subsidiary by the holder of such Subordinated Indebtedness against such Subordinated Indebtedness, (5) repay the Existing Demand Loans in full on the Effective Date, (6) subject to the prepayment requirements set forth in Section 2.05(c)(v), make any payment prohibited by clauses (A) and (D) of this Section 7.02(m)(ii) in respect of any Permitted Indebtedness (other than Subordinated Indebtedness); provided that, (i) no Default or Event of Default exists or would occur as a result thereof, and (ii) the Borrower is in pro forma compliance with Section 7.03; and (7) make any payment or prepayment of Permitted Indebtedness (other than Subordinated Indebtedness) that is required to be made pursuant to the definitive documents for such Permitted Indebtedness as a result of (i) the sale of any Vessel or Vessel owning entity constituting a Permitted Disposition or (ii) the Total Loss of a Vessel; provided that, in each case, (i) no Default or Event of Default exists or would occur as a result thereof, and (ii) the Borrower is in pro forma compliance with Section 7.03;

(iii)        amend, modify or otherwise change its name, jurisdiction of incorporation or organization, organizational identification number or FEIN; or

(iv)        other than with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), amend, modify or otherwise change any of the Borrower's, and except where any failure to comply could not reasonably be expected to have a Material Adverse Effect, the Borrower's Subsidiaries', Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests.

(n)          Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(o)          Pensions. Except where any failure to comply could not reasonably be expected to have a Material Adverse Effect: (i) engage, or permit (to the extent within the control of the Borrower) any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (iii) fail, or permit (to the extent within the control of the Borrower) any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.

(p)          Environmental. Except for any violation that could not reasonably be expected to have a Material Adverse Effect, use, handle, generate, store, treat, Release or dispose of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries in violation of Environmental Laws without the Borrower commencing Remedial Action with respect to such violation within 30 days after the date an Authorized Officer of the Borrower becomes aware of such violation and then diligently completing any such Remedial Action.

(q)          Anti-Terrorism Laws. Permit: (i) any Covered Entity to (A) become a Sanctioned Person, (B) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (C) do business in or with, or derive any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws; (ii) the Loans to be directly used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws; (iii) the funds used to repay the Obligations to be derived from any unlawful activity by the Borrower; or (iv) any Covered Entity to (x) fail to be in material compliance with, or (y) engage in any dealings or transactions prohibited by, any Anti-Terrorism Laws. The Borrower covenants and agrees that it shall timely notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

Section 7.03         Financial Covenant. Until the Obligations are Paid In Full, the Borrower shall not, unless the Required Lenders shall otherwise consent in writing, permit the Coverage Ratio as of the end of any Fiscal Quarter of the Borrower to be less than 1.30:1.00.

Article VIII

[RESERVED]

Article IX

EVENTS OF DEFAULT

Section 9.01         Events of Default. Each of the following events shall constitute an event of default (each, an "Event of Default"):

(a)          the Borrower shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and as required to be paid herein (i) any interest on any Loan or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of three (3) Business Days or (ii) all or any portion of the principal of the Loans;

(b)          any representation or warranty made or deemed made by or on behalf of the Borrower or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate delivered to any Secured Party pursuant to any Loan Document shall have been materially incorrect when made or deemed made;

(c)          the Borrower shall fail to perform or comply with any covenant or agreement contained in:

(i)          clauses (i), (ii) or (iv) of Section 7.01(a);

(ii)         Section 7.01(a) (other than the clauses of Section 7.01(a) listed in clause (c)(i) above and (c)(iii) below), Section 7.01(c) or Section 7.01(h), and such failure, if capable of being remedied, shall remain unremedied for five (5) days after the earlier of the date a Senior Officer of the Borrower has knowledge of such failure and the date written notice of such default shall have been given by any Agent to the Borrower, or

(iii)        clause (x) of Section 7.01(a), Section 7.01(d), Section 7.02, Section 7.03; or

(iv)        Section 7.01(e), Section 7.01(k), Section 7.01(n), Section 7.01(p), Section 7.01(r) or Article VIII and such failure, if capable of being remedied, shall remain unremedied for five (5) days after the earlier of the date a Senior Officer of the Borrower has knowledge of such failure and the date written notice thereof shall have been given by any Agent to the Borrower;

(v)         any Loan Document (other than those covenants and agreements specified in Section 9.01(a), (b), and (c)(i), (ii), (iii) and (iv) above) and such failure continues unremedied for 30 days after the earlier of the date a Senior Officer of the Borrower has knowledge of such failure and the date written notice thereof shall have been given by any Agent to the Borrower;

(d)          [reserved];

(e)          the Borrower shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding the Obligations) to the extent that the aggregate principal amount of all such Indebtedness exceeds $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f)          Holdings or the Borrower (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement (by way of voluntary arrangement, scheme of arrangement or otherwise), judicial management, adjustment, protection, relief or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, judicial manager, liquidator, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any corporate action to authorize or effect any of the actions set forth above in this subsection (f);

(g)          any proceeding shall be instituted against Holdings or the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement (by way of voluntary arrangement, scheme of arrangement or otherwise), judicial management, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, judicial manager, liquidator, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)          any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Borrower, or the validity or enforceability thereof shall be contested by Holdings, the Borrower or any of its Subsidiaries, or a proceeding shall be commenced by Holdings, the Borrower, any of its Subsidiaries or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Borrower shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)          any Security Documents or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any portion of the Collateral purported to be covered thereby;

(j)          one or more judgments, awards, or orders (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $1,000,000 in the aggregate shall be rendered against the Borrower and remain unsatisfied or the Borrower shall agree to the settlement of any one or more pending or threatened claims, actions, suits, or proceedings affecting the Borrower before any court or other Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $1,000,000 in the aggregate, and in the case of any such judgment or order or settlement, either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 30 consecutive days after entry thereof during which such judgment, order, award or settlement shall not have been satisfied or a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (j) if and for so long as (A) the amount of such judgment, order, award or settlement in excess of $1,000,000 is covered by a valid and binding policy of insurance between the applicable Person and the insurer covering full payment thereof (other than any deductible) or an amount sufficient to lower the exposure below $1,000,000, and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(k)          the Borrower or any of its Subsidiaries are enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of their business in a manner which could reasonably be expected to have a Material Adverse Effect;

(l)          any exercise of the Default Call Option by SEI against the Borrower in accordance with clause 10 of the Amended Shareholders' Agreement;

(m)          any default or event of default shall have occurred and be continuing under the Amended Shareholders' Agreement (other than any default or event of default arising directly from SEI's sole action);

(n)          the indictment of the Borrower under any criminal statute, or commencement of criminal or civil proceedings against the Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(o)          the Borrower or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, the Borrower incurs a withdrawal liability that could reasonably be expected to have a Material Adverse Effect or a Multiemployer Plan is determined to be in "critical" status (as determined under Section 305(b)(2) of ERISA) and the results of such determination is to increase the Borrower's annual contributions requirements in an amount that could reasonably be expected to have a Material Adverse Effect;

(p)          any Reportable Compliance Event shall have occurred that could reasonably be expected to have a Material Adverse Effect;

(q)          a Change of Control shall have occurred; or

(r)          Holdings shall have made any borrowing under the CACIB Facility Agreement without the consent of SEI;

then, and in any such event, the Collateral Agent (and solely with respect to clause (i) below, the Administrative Agent) may, and shall at the request of the Required Lenders, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loan then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of the Loan, all accrued and unpaid interest thereon (including any PIK Interest), all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Prepayment Premium with respect to the Loan so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to the Borrower or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and the Loan then outstanding, together with all accrued and unpaid interest thereon, all fees (including, without limitation, the Prepayment Premium, if any) and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrower.

Section 9.02         Rights to Cure.

(a)          Notwithstanding anything to the contrary contained in Section 9.01, in the event that the Borrower fails (or, but for the operation of this Section 9.02, would fail) to comply with the requirements of Section 7.03 as of the last day of any Fiscal Quarter, the Borrower shall have the right within 10 Business Days after such Fiscal Quarter end (the "Cure Period") by delivering a Notice of Intent to Cure, to either (1) provide the Lenders with property or assets (including, without limitation, cash or Cash Equivalents) ("Additional Collateral") having a Fair Market Value, adequate to make up such deficiency, which Additional Collateral shall be constituted by such documentation as the Administrative Agent in its reasonable discretion may approve or require and shall be perfected by such means as the Administrative Agent or Collateral Agent may require; or (2) subject to Section 2.06(b), repay such part of the Loan as will result in pro forma compliance with Section 7.03 (collectively, the "Cure Right"); provided that the Cure Right shall not be exercised more than one (1) time during the term of this Agreement. Upon the exercise by the Borrower of such Cure Right within the Cure Period, the Coverage Ratio shall be recalculated on a pro forma basis solely for the purpose of measuring compliance with Section 7.03 and not for any other purpose under this Agreement. Until the expiration of the Cure Period in respect of a breach in respect of Section 7.03, the Lenders shall not be permitted to declare an Event of Default or to accelerate the Loans held by them or to exercise remedies against the Collateral solely on the basis of a failure to comply with the requirements of the covenant set forth in Section 7.03.

(b)          If, prior to the expiration of the Cure Period, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 7.03 in respect of the applicable Fiscal Quarter, then the Borrower shall be deemed to have satisfied the requirements of Section 7.03 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.03 that had occurred shall be deemed cured for the purposes of this Agreement.

Article X

AGENTS

Section 10.01         Appointment. Each Lender hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loan outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement; provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loan, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loan for the Collateral Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Borrower, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loan and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the Obligations and for the purposes of this clause (ix) the Collateral Agent declares that it holds (A) the Liens on Collateral granted by the Borrower to secure any of the Obligations; (B) all obligations expressed to be undertaken by the Borrower to pay amounts in respect of the Obligations to the Collateral Agent as trustee for the Lenders and secured by Liens on Collateral granted by the Borrower, together with all representations and warranties expressed to be given by the Borrower in favor of the Collateral Agent as trustee for the Agents and the Lenders under the Loan Documents; and (C) any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Collateral Agent is required by the terms of the Loan Documents to hold as trustee on trust for the Agents and the Lenders on trust for the Agents and the Lenders on the terms contained in this Agreement; provided that nothing in this Agreement constitutes the Collateral Agent as an agent, trustee or fiduciary of the Borrower and provided further that the Collateral Agent shall not be subject to the duty of care imposed on trustees by the Trustees Act, Chapter 337 of Singapore or otherwise by law and where there are any inconsistencies between the Trustees Act, Chapter 337 of Singapore and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustees Act, Chapter 337 of Singapore, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of the Trustees Act, Chapter 337 of Singapore. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02         Nature of Duties; Delegation. (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loan hereunder and shall make its own appraisal of the creditworthiness of the Borrower and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the Loan hereunder or at any time or times thereafter; provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Borrower pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b)          Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

Section 10.03         Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of the Loan as the owner thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form reasonably satisfactory to the Agents; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Borrower), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents). Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04         Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05         Indemnification. To the extent that any Agent is not reimbursed and indemnified by the Borrower, and whether or not such Agent has made demand on the Borrower for the same, the Lenders will, within five days of written demand by such Agent, reimburse such Agent for and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the Payment In Full of the Loan and the termination of this Agreement.

Section 10.06         Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loan made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07         Successor Agent. (a) Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of a Secured Party under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for in Section 10.07(a) above. Upon the acceptance of a successor's Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08         Collateral Matters. (a) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of the Loan and all other Obligations (other than contingent indemnification obligations as to which no claim has been asserted) in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the requisite Lenders in accordance with Section 12.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(b)          Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by the Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of the Borrower in respect of) all interests in the Collateral retained by the Borrower.

(c)          Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(d)          The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09         Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. The Borrower by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10         No Reliance on any Agent's Customer Identification Program Certifications From Banks and Participants; USA PATRIOT Act. (a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 CFR § 103.121, as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

(b)          [reserved].

(c)          The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, any Agent or Lender may from time to time request, and the Borrower shall provide to such Agent or Lender, the Borrower's name, address, tax identification number and/or such other identifying information as shall be necessary for such Agent or such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

Section 10.11         No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties (except with respect to (i) the retiring Agent's obligation to continue to hold Collateral as set forth in Section 10.07(b) and (ii) the Collateral Agent's obligation to release liens under Section 10.08(b)), and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

Section 10.12         No Fiduciary Relationship. It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13         Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a)          is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and each appraisal and valuations report, if any, with respect to the Borrower or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b)          expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c)          expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the Borrower's and its Subsidiaries' books and records, as well as on representations of their personnel,

(d)          agrees to keep all Reports and other information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e)          without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14         [Reserved].

Section 10.15         Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

Article XI

[RESERVED]

Article XII

MISCELLANEOUS

Section 12.01       Notices, Etc.

(a)          Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, if to the Borrower, at the following address:

Grindrod Shipping Pte. Ltd.

200 Cantonment Road #03-01 Southpoint

Singapore 089763

Attention: Stephen Griffiths

Telephone: +65 63 23 0048

Email: stepheng@grindrodshipping.com; yvetteb@grindrodshipping.com with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza

New York, New York 10004

Attention: Caroline Sandberg

Telephone: (212) 859-8071

Telecopier: (212) 859-4000
Email: caroline.sandberg@friedfrank.com

if to the Collateral Agent or Administrative Agent, to it at the following address:

Sankaty European Investments III S.Á.R.L.
4 Rue Lou Hemmer
L-1748 Luxembourg
Luxembourg
Attention: Myleen Basilio

Telephone: 352-26-78-66-54

Email: mbasilio@baincapital.com

with a copy (which shall not constitute notice) to:

Bain Capital Credit, Ltd.
Devonshire House, Mayfair Place
London W1J 8AJ
United Kingdom
Attention: Jessica Yeager
Email: j.yeager@baincapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 Clarendon Street, 47th Floor

Boston, Massachusetts 02116

Attention: Ranesh Ramanathan, P.C.

Telephone: (617) 385-7454

Telecopier: (617) 385-7501
Email: ranesh.ramanathan@kirkland.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or three (3) days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b)          Electronic Communications.

(i)          Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)         Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 12.02         Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower, (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i)          increase the Commitment of any Lender, reduce the principal of, or interest on, the Loan payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loan payable to any Lender, in each case, without the written consent of such Lender (except that any amendment or modification of defined terms used in the financial covenant in this Agreement shall not constitute a reduction in the stated rate of interest or reduction of fees for purposes of this clause (i));

(ii)         [reserved];

(iii)        change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loan that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender directly affected thereby;

(iv)        amend the definition of "Required Lenders" or "Pro Rata Share" without the written consent of each Lender;

(v)         release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders on all or a substantial portion of the Collateral, or release the Borrower, in each case, without the written consent of each Lender; or

(vi)        (x) amend, modify or waive Section 4.02, Section 4.03, or this Section 12.02 of this Agreement without the written consent of each Lender and/or (y) amend, modify or waive any provision of this Agreement to the extent such amendment, modification or waiver would change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments) on account of the Obligations, Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise).

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits Holdings, the Borrower or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of each Lender and (C) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.05(d) and Section 4.03. Notwithstanding anything to the contrary herein, Holdings, the Borrower or any of their respective Affiliates that is a Lender shall not have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and the Loan held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loan of all other Lenders in the aggregate.

Section 12.03         No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04         Expenses; Attorneys' Fees. The Borrower will pay on demand, all reasonable and documented costs and expenses incurred by or on behalf of each Agent and each Lender, including, without limitation, reasonable and documented fees, costs, client charges and expenses of one outside counsel for the Agents and the Lenders taken as a whole (and local counsel in each material jurisdiction, as the Administrative Agent determines in its reasonable discretion), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against the Borrower, or any and all matters in connection therewith, other than in connection with claims or actions bought by any Lender or Agent against one another, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, other than in connection with claims or actions bought by any Lender or Agent against one another, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from the Borrower and (j)  the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all reasonable broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the reasonable expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower. The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents up until the date that is five years after the date of such repayment and discharge (when such obligations shall expire).

Section 12.05         Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of the Borrower against any and all Obligations of the Borrower then due and payable under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder. No Lender shall exercise any such right of set-off without the prior consent of the Agents or the Required Lenders. Each Agent and each Lender agrees to notify the Borrower promptly after any such set-off and application made by such Agent or such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07         Assignments and Participations.

(a)          This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Borrower and each Agent and each Lender and their respective successors and permitted assigns; provided, however, that the Borrower may not assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(b)          Each Lender may with the written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned and so long as no Event of Default has occurred and is continuing) and each Agent, assign to one or more other lenders or other entities incorporated or formed in (x) Singapore, (y) Luxembourg or (z) any Treaty State (provided that, with respect to sub-clauses (y) and (z) of this clause (b), such assignee shall meet the requirements of a Treaty Lender), all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitment and any Loan made by it; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; provided, however, that no written consent of the Borrower, the Collateral Agent or the Administrative Agent shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender, (B) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender or (C) in connection with any assignment occurring substantially concurrently with or following the arm's length disposition by SEI or any of its Affiliates of all of its, or their, A Class Shares in IVS to an unrelated third party; further provided that (i) the parties to each such assignment shall execute and deliver to the Borrower, the Collateral Agent and the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and (ii) no such assignment shall be made to Holdings, the Borrower or any of their respective Affiliates. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least three (3) Business Days after the delivery thereof to the Agents (or such shorter period as shall be agreed to by the Agents and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)          By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii)  the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)          The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loan (and stated interest thereon) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 12.07(d) shall be construed so that the Loans and Commitments are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code.

(e)          Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Borrower, the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f)          [reserved].

(g)          In the event that any Lender sells participations in the Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Loan held by it and the principal amount (and stated interest thereon) of the portion of the Loan that is the subject of the participation (the "Participant Register"). The Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of the Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register, which shall be conclusive absent manifest error. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. The Participant Register shall be maintained in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.

(h)          Any Lender who purchases or is assigned or participates in any portion of the Loan shall comply with Sections 2.09(e) and 2.09(h).

(i)          Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it); provided that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or the Borrower (except as set forth in Section 10.08 of this Agreement or any other Loan Document); and (iv) the participant is incorporated or formed in (x) Singapore, (y) Luxembourg or (z) any Treaty State and, with respect to sub-clauses (y) and (z) of this clause (i), such participant shall meet the requirements of a Treaty Lender.

(j)          The Borrower agrees that each participant in a Loan that has not become a Lender with respect to the assigned interest shall be entitled to the benefits of Section 2.09 (subject to the requirements and limitations therein, including the requirements under Section 2.09(e) (it being understood that the documentation required from the participant or assignee under Section 2.09(e) shall be provided in the first instance to the Person through whom such participation or assigned interest is held)) to the same extent as if it were a Lender and had acquired the relevant interest in the Loan by assignment under Section 12.07(b); provided that such participant or assignee (i) agrees to be subject to the provisions of Section 2.09 as if it were a Lender that was an assignee under Section 12.07(b) and (ii) shall not be entitled to receive any greater benefit than the applicable Lender who sold the participation would have received, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.

(k)         [reserved].

(l)          No assignment or participation may be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person). Agent has no obligation to determine whether any assignee is permitted under the Loan Documents.

Section 12.08      Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09         GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10         CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. EACH OF THE PARTIES HERETO AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11         WAIVER OF JURY TRIAL, ETC. EACH PARTY HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY HERETO CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH PARTY HERETO HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES ENTERING INTO THIS AGREEMENT.

Section 12.12         Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Borrower is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13         No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14         Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Agent, such Secured Party in payment or on account of any of the Obligations, such Agent, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event the Borrower agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15         Indemnification; Limitation of Liability for Certain Damages.

(a)          In addition to the Borrower's other Obligations under this Agreement, the Borrower agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and reasonable costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrower for the account of the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrower's use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Loan Account and Collateral of the Borrower as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by (x) the gross negligence or willful misconduct of such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (y) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an Agent and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates.

(b)          The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c)          To the fullest extent permitted by applicable Requirements of Law, no party hereto shall assert, and each party hereby waives, any claim against any other party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.

(d)          The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents up until the date that is five years after the date of such repayment and discharge (when such obligations shall expire).

(e)          This Section 12.15 shall not apply with respect to Taxes, other than Taxes that represent losses, damages or liabilities arising from any non-Tax claim.

Section 12.16         Records. The unpaid principal of and interest on the Loan, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the fees set forth in the Fee Letter and the Prepayment Premium, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17         Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Secured Party, and their respective successors and assigns, except that the Borrower shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18         [Reserved].

Section 12.19         Confidentiality. Each Agent and each Lender agrees (on behalf of itself and its Related Parties) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any information supplied to it by the Borrower pursuant to this Agreement or the other Loan Documents which is identified in writing by the Borrower as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates, its Related Parties or the Related Parties of any Person described in clauses (ii) or (iii) below) (it being understood that the Persons to whom such disclosure is made either will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19 or is subject to other customary confidentiality obligations); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant), so long as such assignee or participant (or prospective assignee or participant) agrees, in writing, to be bound by or is otherwise subject to customary confidentiality obligations (including, without limitation, confidentiality provisions similar in substance to this Section 12.19); (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (viii) to any other Person if such information is general portfolio information that does not identity the Borrower, or (ix) with the consent of the Borrower. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to any Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments. Any information disclosed to any Agent or Lender shall not restrict the Administrative Agent (or its Affiliates) from trading in the Borrower's Equity Interests.

Section 12.20         Public Disclosure. The Borrower agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that the Borrower or such Affiliate is required to do so under applicable law (in which event, the Borrower or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Agent and each Lender agree that neither it nor any of its respective Affiliates will now or in the future issue any press release or other public disclosure using the name of the Borrower or any of their respective Affiliates without the prior written consent of the Borrower, except to the extent that such Agent, such Lender or such Affiliate is required to do so under applicable law (in which event, such Agent, such Lender or such Affiliate will consult with the Borrower before issuing such press release or other public disclosure). With the prior written consent of the other parties hereto (such consent not to be unreasonably withheld or delayed), each party hereto may advertise the closing of the transactions contemplated by this Agreement, and make appropriate announcements of the financial arrangements entered into among the parties hereto, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such party shall deem reasonably appropriate.

Section 12.21         Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22         USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that (i) pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrower, which information includes the name and address of each such entity and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act and (ii) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate to the extent the Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation. The Borrower agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.23         [Reserved].

Section 12.24         Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

Section 12.25         [Reserved].

Section 12.26        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the "Other Currency"), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Agent could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Agent receives any sum adjudged to be so due in the Other Currency, the Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in Dollars, the Secured Parties agrees to remit to the Borrower such excess.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

GRINDROD SHIPPING PTE. LTD.

By:	/s/ Martyn Richard Wade
Name: Martyn Richard Wade
Title: Director

FINANCING AGREEMENT

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

SANKATY EUROPEAN INVESTMENTS III S.Á.R.L.

By:	/s/ Sally Dornaus
Name: Sally Dornaus
Title: Class A Manager

By:	/s/ Myleen Tapawan Basilio
Name: Myleen Tapawan Basilio
Title: Class B Manager

FINANCING AGREEMENT

LENDERS:

SANKATY EUROPEAN INVESTMENTS III S.Á.R.L.

By:	/s/ Sally Dornaus
Name: Sally Dornaus
Title: Class A Manager

By:	/s/ Myleen Tapawan Basilio
Name: Myleen Tapawan Basilio
Title: Class A Manager

FINANCING AGREEMENT

SCHEDULE 1.01(A)

LENDERS AND LENDERS' COMMITMENTS

Lender	Total Commitment
Sankaty European Investments III S.Á.R.L.	$35,833,333.34

Total	$35,833,333.34